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                                                                       EXHIBIT 1

APPENDIX A



[ACETEX LOGO]



CELANESE PARENT SIGNS AGREEMENT TO ACQUIRE ACETEX CORPORATION





         DALLAS, TX, USA AND VANCOUVER, BC, CANADA - OCTOBER 27, 2004 - Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. (BCP Crystal) and Acetex Corporation (Acetex) announced today that they have signed an Arrangement Agreement for BCP Crystal to acquire Acetex in a transaction valued at approximately CDN $600 million (USD $492 million). Under the terms of the Arrangement Agreement, BCP Crystal will acquire all of the issued and outstanding common shares of Acetex for CDN $9.00 (USD $7.38) cash per share. Acetex option and warrant holders are eligible to receive CDN $9.00 cash, less the exercise price of each option or warrant.



         Acetex will be operated as part of BCP Crystal's global Celanese chemicals business. "The acquisition of Acetex is an important part of our overall efforts to accelerate growth and productivity at Celanese," said David Weidman, designated Chief Executive Officer of the holding company for Celanese. "It is consistent with our commitment to provide a highly reliable, cost-efficient supply to the global acetyls market. We have been impressed with the Acetex team and look forward to serving our customers together in the near future."



         Brooke N. Wade, Chairman and Chief Executive Officer of Acetex, noted, "With the sale, our long-term shareholders receive a premium valuation for their investments in Acetex. Celanese brings to the table a globally recognized brand name, proprietary technology and expertise that will strengthen our acetyls operations. Those qualities also make Celanese an ideal partner for the Saudi Arabia acetyls project and one that appreciates its potential value."



         Acetyl products, which include acetic acid, vinyl acetate monomer and others, are the building block chemicals used to produce such products as paints, coatings, adhesives, and textiles.



         The offer to acquire approximately 35.4 million fully diluted shares at a purchase price of CDN $9.00 per share equivalent implies a total value for the equity of Acetex of CDN $318 million (USD $261 million). The per share offer price represents a 26% premium to the average closing price in the 30 days prior to Acetex's September 17 announcement that it was in discussions regarding a potential transaction. Acetex net financial debt of approximately CDN $282 million


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                                       5

         (USD $231 million) will be assumed in the transaction. The acquisition will be financed through an amendment and expansion of the senior credit facility of a BCP Crystal subsidiary.



         The transaction is to be effected by way of a statutory "Plan of Arrangement" (thus the aforementioned "Arrangement Agreement"). It is expected that a management proxy circular regarding the Arrangement will be mailed to shareholders, option holders and warrant holders in December 2004, with a meeting of the Acetex shareholders, option holders and warrant holders to approve the Arrangement in January 2005.



         The Board of Directors of Acetex has unanimously approved the Arrangement Agreement and is recommending Acetex securityholders vote in favor of the Arrangement. Brooke N. Wade, Chairman and Chief Executive Officer, (beneficially owns or controls 8,011,198 shares) and Ken E. Vidalin, Chief Operating Officer, (beneficially owns or controls 2,530,065 shares and holds 781,088 options) have each entered into support agreements agreeing to vote in favor of the Arrangement subject to their fiduciary obligations. Closing of the transaction is conditioned upon the approval of two-thirds of the votes cast by holders of the Acetex shares, options and warrants at the meeting. The transaction is subject to regulatory approval in Canada, the United States and Europe. The obligation of BCP Crystal to complete a transaction is also subject to the satisfaction of other customary conditions described in the Arrangement Agreement including court approval.



         UBS Securities Canada Inc. acted as lead financial advisor to Acetex in connection with the transaction. GMP Securities Ltd. provided an opinion to the Board of Directors of Acetex confirming the fairness of the offer and provided related advisory services. Lehman Brothers Inc. acted as financial advisor to BCP Crystal.



         BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. (BCP CRYSTAL) IS CONTROLLED BY A GROUP OF INVESTMENT FUNDS, WHICH ARE ADVISED BY THE BLACKSTONE GROUP, A LEADING GLOBAL INVESTMENT FIRM. EARLIER THIS YEAR, A SUBSIDIARY OF BCP CRYSTAL SUCCESSFULLY COMPLETED A VOLUNTARY PUBLIC TENDER OFFER FOR CELANESE.



         CELANESE HOLDS WORLDWIDE LEADING POSITIONS IN ITS KEY PRODUCTS AND WORLD-CLASS PROCESS TECHNOLOGY. THE CELANESE PORTFOLIO CONSISTS OF FOUR MAIN BUSINESSES: CHEMICAL PRODUCTS, ACETATE PRODUCTS, TECHNICAL POLYMERS TICONA AND PERFORMANCE PRODUCTS. IN 2003, CELANESE GENERATED SALES OF AROUND USD $4.6 BILLION WITH ABOUT 9,500 EMPLOYEES. CELANESE HAS 24 PRODUCTION PLANTS AND SIX RESEARCH CENTERS IN 10 COUNTRIES MAINLY IN NORTH AMERICA, EUROPE AND ASIA.



         ACETEX WITH 2003 REVENUES OF USD $484 MILLION AND APPROXIMATELY 900 EMPLOYEES WORLDWIDE HAS TWO PRIMARY BUSINESSES - ITS ACETYLS BUSINESS AND THE SPECIALTY POLYMERS AND FILMS BUSINESS. THE ACETYLS BUSINESS, BASED IN EUROPE, PRODUCES ACETIC ACID, POLYVINYL ALCOHOL AND VINYL ACETATE MONOMER. THESE CHEMICALS AND THEIR DERIVATIVES ARE USED IN A WIDE RANGE OF APPLICATIONS IN THE AUTOMOTIVE, CONSTRUCTION, PACKAGING, PHARMACEUTICAL AND TEXTILE INDUSTRIES. SPECIALTY POLYMERS DEVELOPED AND MANUFACTURED BY ACETEX ARE USED IN THE MANUFACTURE OF A VARIETY OF PLASTICS PRODUCTS, INCLUDING PACKAGING AND LAMINATING PRODUCTS, AUTO PARTS, ADHESIVES


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                                       6

         AND MEDICAL PRODUCTS. THE FILMS BUSINESS FOCUSES ON PRODUCTS FOR THE AGRICULTURAL, HORTICULTURAL AND CONSTRUCTION INDUSTRIES.



         ACETEX IS HEADQUARTERED IN VANCOUVER, CANADA. THE COMPANY OPERATES PRODUCTION FACILITIES IN FRANCE, SPAIN, AND CANADA, AND SELLS TO CUSTOMERS PRIMARILY IN EUROPE, THE UNITED STATES, AND CANADA. ACETEX'S COMMON SHARES ARE LISTED FOR TRADING UNDER THE SYMBOL "ATX" ON THE TORONTO STOCK EXCHANGE, WHICH HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED HEREIN.



         ACETEX HAS ANNOUNCED PLANS FOR A JOINT VENTURE FOR THE CONSTRUCTION AND OPERATION OF A USD $1 BILLION INTEGRATED WORLD-SCALE ACETYLS FACILITY IN AL JUBAIL, SAUDI ARABIA. ACETEX IS PROCEEDING, IN CONJUNCTION WITH ITS PARTNERS, WITH THE FRONT-END ENGINEERING DESIGN FOR THE CONSTRUCTION OF THE PLANT. THE JV PARTNER IS NATIONAL PETROCHEMICAL INDUSTRIALIZATION COMPANY (TASNEE). THE PROJECT WILL BENEFIT FROM FAVORABLE NATURAL GAS SUPPLY AS WELL AS FROM ACETEX'S PROPRIETARY INTEGRATION TECHNOLOGY. ACETEX WILL OWN 50% OF THE ACETYLS COMPANY (ACETIC ACID AND VAM) AND 25% OF THE METHANOL COMPANY AND EXPECTS TO ENTER LONG-TERM METHANOL SUPPLY AGREEMENTS WITH THE JOINT VENTURE TO COVER ITS METHANOL REQUIREMENTS IN SAUDI ARABIA AND EUROPE.



         "INFORMATION IN THIS NEW RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS. BY THEIR NATURE, SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALITY FROM THOSE CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. THEY INCLUDE WORLD WIDE ECONOMIC CONDITIONS, ACTIONS OF COMPETITORS, THE AVAILABILITY AND COST OF FEEDSTOCK, THE ABILITY TO IMPLEMENT BUSINESS STRATEGIES AND PURSUE BUSINESS OPPORTUNITIES, CONDITIONS IN THE CHEMICALS BUSINESS INCLUDING THE SUPPLY AND DEMAND FOR INDUSTRIAL CHEMICALS AND THE RISKS ATTENDANT WITH PRODUCING AND MARKETING INDUSTRIAL CHEMICALS AND CARRYING OUT MAJOR CAPITAL PROJECTS. FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS OF BOTH BCP CRYSTAL AND ACETEX ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE RISKS AND UNCERTAINTIES DETAILED IN THE FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE APPLICABLE CANADIAN SECURITIES COMMISSIONS OF ACETEX AND WITH THE SEC OF BCP CRYSTAL'S SUBSIDIARY CELANESE AG, COPIES OF WHICH ARE AVAILABLE FROM THE COMPANIES."



CELANESE - USA                                      CELANESE - EUROPE


VANCE MEYER                                         MICHAEL KRAFT

Phone: +1 (972) 443 4847                            Phone: +49 (0)69/30514072
Telefax: +1 (972) 443 8519                          Telefax: +49 (0)69/305 36787
         Email:VNMeyer@celanese.com                 Email: M.Kraft@celanese.com



         ACETEX - VANCOUVER

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         LYNN HAYCOCK

         Phone:  + 1 (604) 688-9600

         Telefax:  +1 (604) 688-9620

         Email:  haycock@acetex.com
                 ------------------


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                                       8

                              ARRANGEMENT AGREEMENT

                  THIS ARRANGEMENT AGREEMENT is made as of October 27, 2004

BETWEEN

                  ACETEX CORPORATION, a body corporate existing under the laws of the Province of Alberta, with its head office in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as "ACETEX")

AND

                  BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD., a body corporate existing under the laws of the Cayman Islands (hereinafter referred to as "ACQUISITIONCO")




                  WHEREAS the Parties hereto intend to carry out the transactions contemplated herein by way of an arrangement involving Acetex, its shareholders, optionholders and warrantholders, and AcquisitionCo under the provisions of the ABCA;

                  WHEREAS certain shareholders of Acetex have executed Shareholder Support Agreements as of the date hereof;

                  WHEREAS the Parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement;

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows.

                                   ARTICLE 1
                                 INTERPRETATION

1.1               DEFINITIONS

                  In this Agreement, unless the context otherwise requires:

"ABCA" means the BUSINESS CORPORATIONS ACT (Alberta), R.S.A. 2000, c. B-9, as may be amended;

"ACETEX" has the meaning ascribed thereto in the preamble hereof;

"ACETEX ARRANGEMENT RESOLUTIONS" means the resolutions of Acetex Securityholders approving the matters set forth in Section 3.1 of the Plan of Arrangement;

"ACETEX CIRCULAR" means the information circular to be prepared by Acetex and forwarded as part of the proxy solicitation materials to holders of Acetex Shares, Acetex Warrants and Acetex Options in respect of the Acetex Meeting;

"ACETEX DOCUMENTS" has the meaning ascribed thereto in Section 20 of Schedule B hereto;

"ACETEX MEETING" means such meeting or meetings of Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders as are required to be held in accordance with the Interim Order and any adjournments or postponements thereof;

"ACETEX MEETING DATE" has the meaning ascribed thereto in Section 6.8(d) hereof;


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"ACETEX OPTIONHOLDERS" means the holders of Acetex Options;

"ACETEX OPTION PLAN" means the Acetex Share Option Plan, as amended and restated effective May 30, 2001;

"ACETEX OPTIONS" means options to acquire Acetex Shares pursuant to the Acetex Option Plan;

"ACETEX PLANS" has the meaning ascribed thereto in Section 14(a) of Schedule B hereto;

"ACETEX SECURITIES" means all of the issued and outstanding Acetex Shares, Acetex Warrants and Acetex Options;

"ACETEX SECURITYHOLDERS" means the Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders;

"ACETEX SHAREHOLDERS" means the holders of the Acetex Shares;

"ACETEX SHARES" means the common shares in the capital of Acetex;

"ACETEX WARRANTHOLDERS" means Peninsula Fund III, L.P. and Connecticut General Life Insurance Company;

"ACETEX WARRANTS" means warrants to acquire 706,760 Acetex Shares at a price of $6.10 and 141,352 Acetex Shares at a price of $4.32, such warrants being exercisable for a total of 848,112 Acetex Shares;

"ACQUISITION PROPOSAL" means any merger, amalgamation, consolidation, arrangement, business combination, recapitalization, take-over bid, sale of all or substantially all of the assets of, or similar transactions or series of transactions involving Acetex and its Subsidiaries, taken as a whole, or a proposal to do any of the foregoing, excluding the Arrangement;

"ACQUISITIONCO" has the meaning ascribed thereto in the preamble hereof;

"ACQUISITIONCO PAYMENT EVENT" has the meaning ascribed thereto in Section 9.1(a) hereof;

"AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlling, controlled by, or is under common control with such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"AGREEMENT" means this agreement dated as of October 27, 2004 between Acetex and AcquisitionCo, as it may be amended from time to time;

"ANTITRUST DIVISION" has the meaning ascribed thereto in Section 6.2(b)(iv)(A) hereof;

"ARC" has the meaning ascribed thereto in Section 6.2(b)(iv)(C) hereof;

"ARRANGEMENT" means and refers to the arrangement pursuant to section 193 of the ABCA set forth in the Plan of Arrangement and not to any particular article, section or other portion thereof;

"ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made to give effect to the Arrangement;

"ASC" means Alberta Securities Commission;


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"AUDITED COMPANY FINANCIAL STATEMENTS" has the meaning ascribed thereto in
Section 8 of Schedule B hereto;

"BUSINESS DAY" means any day, other than Saturday, Sunday and a statutory holiday in the Province of Alberta;

"BUSINESS INTELLECTUAL PROPERTY" has the meaning ascribed thereto in Section 16 of Schedule B hereto;

"CANADIAN GAAP" means generally accepted accounting principles in Canada;

"CERTIFICATE" means the certificate or certificates or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

"CODE" means the Internal Revenue Code of 1986, as amended;

"COMMISSIONER" means the Commissioner of Competition appointed under the Competition Act;

"COMPETITION ACT" means the COMPETITION ACT, R.S.C. 1985, c. C-34, as amended;

"CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated June 24, 2004 between Acetex and AcquisitionCo;

"CONTRACT" means any written or oral contract, agreement, arrangement, instrument or other commitment that is intended to be legally binding and enforceable on the parties thereto;

"COURT" means the Court of Queen's Bench of Alberta;

"DEPOSITARY" has the meaning ascribed thereto in Section 1.1 of Schedule A hereto;

"DISCLOSURE LETTER" means the letter provided by Acetex to AcquisitionCo and delivered concurrently with this Agreement, in a form and with contents that are acceptable to AcquisitionCo;

"DISSENT RIGHTS" has the meaning ascribed thereto in Section 4.1 of Schedule A hereto;

"EC" means the European Commission;

"EC MERGER REGULATION" means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings;

"EFFECTIVE DATE" means the date shown on the Certificate giving effect to the Arrangement;

"EFFECTIVE TIME" means the earliest moment on the Effective Date;

"ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, rights, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

"ENVIRONMENTAL APPROVALS" means all Permits, consents, instructions, registrations, directions or approvals issued or required by Governmental Entities pursuant to Environmental Laws;

"ENVIRONMENTAL LAWS" means all Laws relating to, regulating, or imposing liability concerning pollution or the protection of the environment (including, without limitation, surface water, groundwater, ambient air, surface or subsurface soil or wildlife habitat) and employee and public health and safety;

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended;


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"FINAL ORDER" means the final order of the Court approving the Arrangement under subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

"FTC" has the meaning ascribed thereto in Section 6.2(b)(iv)(A) hereof;

"GOVERNMENTAL ENTITY" means any (a) multi-national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, regulatory or administrative agency, central bank, court, tribunal, arbitral body or similar forum, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including any arbitrator or arbitral body; or (d) self-regulatory organization or stock exchange, including, without limitation, the Toronto Stock Exchange;

"HAZARDOUS SUBSTANCE" means any gasoline or petroleum (including crude oil or any faction thereof) or petroleum product, polychlorinated biphenyl, urea-formaldehyde insulation, asbestos, mold, pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in, or that could reasonably be expected to result in liability under, any Environmental Law;

"HSR ACT" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended;

"INTELLECTUAL PROPERTY" means all U.S., Canadian and other intellectual property, whether registered or not, including without limitation all (a) patents, inventions, pending applications for patents and patents which may be issued from current applications, discoveries, processes, designs, industrial designs, design patents, techniques, developments, technology, formulae, know-how and related improvements; (b) copyrights and works of authorship in any media, including computer programs, software, applications, internet site content, databases, documentation and related items; (c) trademarks, service marks, trade names, brand names, corporate or business names, domain names, uniform resource locators, telephone, telecopy and email addresses, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary or non-public information, documents, ways of doing business, methodologies, analyses, research and lists (including current and potential customers and user lists);

"INTERIM COMPANY FINANCIAL STATEMENTS" has the meaning ascribed thereto in
Section 8(a) of Schedule B hereto;

"INTERIM ORDER" means the interim order of the Court applied for by Acetex, as the same may be amended, containing declarations and directions in respect of Acetex with respect to the Arrangement and providing for, among other things, the calling and holding of the Acetex Meeting;

"INVESTMENT CANADA ACT" means the INVESTMENT CANADA ACT, R.S.C. 1985, c. 28 (1st Supp.), as amended;

"LAWS" means all laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Entity;

"MATERIAL CONTRACTS" has the meaning ascribed thereto in Section 21 of Schedule B hereto;

"NOTICE OF DISSENT" has the meaning ascribed thereto in Section 4.1 of Schedule A hereto; "NOTICE PERIOD" has the meaning ascribed thereto in Section 6.6 hereof;

"PARTY" means Acetex and AcquisitionCo, as applicable, and "PARTIES" means both Acetex and AcquisitionCo together;

"PERMITS" has the meaning ascribed thereto in Section 18 of Schedule B hereto;


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"PERMITTED SAUDI PROJECT EXPENDITURES" means loans, advances, capital contributions, capital expenditures or similar investments incurred in respect of the Saudi Project from September 30, 2004 through the Effective Time in an amount not in excess of U.S.$15,000,000 in the aggregate;

"PERSON" means an individual, natural person, firm, trust, partnership, association, corporation, joint venture, body corporate, sole proprietorship, entity, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trustee, executor, administrator, legal representative or government (including any Governmental Entity);

"PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content annexed as Schedule A hereto with such changes therein as shall be reasonably requested by AcquisitionCo in order to enhance certain Tax aspects of the transaction, provided such changes shall not adversely affect the Acetex Securityholders or materially impair the ability of the Parties to perform their respective obligations hereunder or materially delay the consummation of the transaction contemplated hereby and any amendment or variation thereto made in accordance with the Plan of Arrangement or Article 8 hereof;

"PROJECT" has the meaning ascribed thereto in Section 6.10(a)(iii) hereof;

"REGISTRAR" means the Registrar appointed under section 263 of the ABCA;

"RETURNS" means any and all returns, reports, information statements, declarations, elections, notices, filings, forms and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in connection with any Taxes;

"SAUDI PARTNERS" has the meaning ascribed thereto in Section 6.10(a)(iii) hereof;

"SAUDI PROJECT" means the joint venture agreements and related agreements for the construction and operation of a methanol plant, acetic acid plant and vinyl acetate monomer plant in the Kingdom of Saudi Arabia;

"SECURITIES AUTHORITIES" has the meaning ascribed thereto in Section 4 of Schedule B hereto;

"SHAREHOLDER SUPPORT AGREEMENTS" means the Shareholder Support Agreement made as of the date hereof between Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. and Brooke N. Wade and the Securityholder Support Agreement made as of the date hereof between Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. and Ken Vidalin;

"STATE ATTORNEY GENERAL" means a representative of the office of the Attorney General, or any similar office, of any of the individual states which comprise the U.S.;

"SUBSIDIARY" means, with respect to a specified entity, any entity of which more than 50% of the outstanding shares or equity interests ordinarily entitled to elect a majority of the Board of Directors (or its equivalent) thereof (whether or not shares or equity interests of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified entity and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary; PROVIDED that notwithstanding this definition, Erfei A.I.E. is deemed a Subsidiary of Acetex;

"SUPERIOR PROPOSAL" has the meaning ascribed thereto in Section 6.5(a) hereof;

"TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, assessments, reassessments and other charges of any kind, whether direct or indirect, however denominated, including any and all interest, penalties, fines or other additions that may become payable in respect thereof, imposed by any Governmental Entity; which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and provincial income taxes), gross receipts taxes, capital taxes, withholding taxes, payroll and employee withholding taxes, employer health


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                                       13

taxes, employment taxes, employment insurance, health insurance, social insurance taxes (including Canada Pension Plan, Quebec and other government pension plan premiums or contributions), social security taxes, sales and use taxes, goods and services taxes, harmonized sales taxes, value-added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, development taxes, real and personal property taxes, stamp taxes, environmental taxes, land transfer taxes, transfer taxes, workers' compensation, pension assessment and other taxes, governmental charges, surtaxes, custom duties and import and export taxes, countervail and anti-dumping, licence, franchise and registration fees and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect;

"U.S." means the United States of America; and

"WARN" has the meaning ascribed thereto in Section 6.3(b)(vi) hereof.

1.2      INTERPRETATION

                  The division of this Agreement into Articles, Sections, Subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.3      ARTICLE REFERENCES

                  Unless the contrary intention appears, references in this Agreement to an Article, Section, Subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, Subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.4      NUMBER, GENDER AND PERSONS

                  In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; and words importing gender shall include all genders.

1.5      DATE FOR ANY ACTION

                  If the date on which any action is required to be taken hereunder by any of the Parties is not a day of business in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a day of business in such place.

1.6      CURRENCY

                  Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.7      PAYMENTS

                  Any payments to be made hereunder or for greater certainty under the Plan of Arrangement shall be made without interest and less any Tax required by Law to be deducted and withheld.

1.8      SCHEDULES

                  Schedules A, B and C annexed to this Agreement, being the Plan of Arrangement and the representations and warranties of Acetex and AcquisitionCo, respectively, are incorporated by reference into this Agreement and form a part hereof.


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                                       14

1.9      ACCOUNTING MATTERS

                  Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian GAAP.

1.10     MATERIAL

                  Unless the context requires otherwise, the terms "material" and "materially" shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a Party and its Subsidiaries, taken as a whole, or would significantly impede the ability to complete the Arrangement in accordance with this Agreement.

1.11     DISCLOSURE

                  Where in this Agreement reference is made to disclosure in writing, or disclosed in writing, such disclosure shall be made in the Disclosure Letter, dated the date hereof and signed by an officer of each of Acetex and AcquisitionCo and delivered immediately prior to the execution of this Agreement. The Disclosure Letter shall make specific reference to the applicable Sections and paragraphs of this Agreement in respect of which such disclosure is made.

1.12     KNOWLEDGE

                  Reference to the "knowledge" of any Person that is not an individual shall mean the knowledge which the senior officers of such Person have or should have after due inquiry and, with respect to representations and warranties made or deemed to be made as of the Effective Time, unless expressly limited to a specified date in this Agreement, shall include knowledge obtained (or which after due inquiry should have been obtained) at any time after the date hereof and prior to the Effective Time.

                                    ARTICLE 2
                                 THE ARRANGEMENT

2.1      APPLICATION TO THE COURT

                  As soon as reasonably practicable, Acetex shall apply to the Court pursuant to subsection 193(2) of the ABCA for an order approving the Arrangement and in connection with such application AcquisitionCo shall assist and Acetex shall:

(a) no later than December 17, 2004 (or such other date as the parties may agree upon), file, proceed with and diligently prosecute an application for an Interim Order providing for, among other things, the calling and holding of the Acetex Meeting for the purpose, among other things, of considering and, if deemed advisable, approving the Arrangement; and

(b) subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, use its reasonable commercial efforts to diligently pursue the application to the Court for the Final Order;

and, subject to the fulfillment or waiver of the conditions set forth in Article 7, Acetex shall file with the Registrar Articles of Arrangement and such other documents as may be required to give effect to the Arrangement within five (5) business days following the date of satisfaction or waiver of all conditions set forth in Section 7.1 or such other date as Acetex and AcquisitionCo may agree.

2.2      INTERIM ORDER

                  The Interim Order sought by Acetex shall provide:

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                                       15

(a) that the securities of Acetex for which holders shall be entitled to vote on the Arrangement shall be the Acetex Shares, the Acetex Warrants and the Acetex Options;

(b) that the Acetex Shareholders, the Acetex Warrantholders and the Acetex Optionholders shall be entitled to vote on the Arrangement together, and not as separate classes, with the Acetex Shareholders being entitled to one vote for each Acetex Share held, the Acetex Warrantholders being entitled to one vote for each Acetex Share issuable pursuant to each Acetex Warrant held and the Acetex Optionholders being entitled to one vote for each Acetex Share issuable pursuant to each Acetex Option held;

(c) that the requisite majority for the approval of the Arrangement by the Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders shall be two-thirds of the votes cast by the Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders by proxy or present in person at the Acetex Meeting, voting together;

(d) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Acetex Meeting and for the manner in which such notice is to be provided;

(e) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Acetex, including quorum requirements and all other matters, shall apply in respect of the Acetex Meeting, except in respect of such of the by-laws as AcquisitionCo and Acetex reasonably agree; and

(f)      for the grant of Dissent Rights.

2.3      ACETEX APPROVAL

(a) Acetex represents as of the date hereof that its Board of Directors, after considering the Arrangement, has determined that:

         (i) the Arrangement is fair to Acetex Securityholders and is in the best interests of Acetex; and

         (ii) it will recommend in the Acetex Circular that Acetex Securityholders vote in favour of the Acetex Arrangement Resolutions and the directors of Acetex have advised that they intend to vote the Acetex Securities held by them in favour of the Arrangement and will so represent in the Acetex Circular;

(b) Acetex represents as of the date hereof that its Board of Directors has received a written opinion from GMP Securities Ltd., financial advisors to Acetex, to the effect that the consideration to be received by the Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders under the Arrangement is fair to Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders from a financial point of view, subject, in each case, to the assumptions and limitations described in such opinion. Acetex has delivered a true and correct copy of such opinion to AcquisitionCo prior to the date hereof.

                                    ARTICLE 3
                                RIGHTS OF DISSENT

3.1      RIGHTS OF DISSENT

                  Acetex Securityholders may exercise rights of dissent in accordance with Article 4 of the Plan of Arrangement.


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                                       16

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF ACETEX

4.1      REPRESENTATIONS AND WARRANTIES

                  Subject to such exceptions as are specifically set forth in the Disclosure Letter, Acetex hereby makes to AcquisitionCo the representations and warranties as set forth in Schedule B to this Agreement and acknowledges that AcquisitionCo is relying upon those representations and warranties in connection with entering into this Agreement.

4.2      INVESTIGATION

                  Any investigation by AcquisitionCo and its advisors shall not mitigate, diminish or affect the representations and warranties of Acetex pursuant to this Agreement.

4.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  The representations and warranties of Acetex contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished upon the Effective Time.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF ACQUISITIONCO

5.1      REPRESENTATIONS AND WARRANTIES

                  AcquisitionCo hereby makes to Acetex the representations and warranties as set forth in Schedule C to this Agreement and acknowledges that Acetex is relying upon those representations and warranties in connection with entering into this Agreement.

5.2      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  The representations and warranties of AcquisitionCo contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished upon the Effective Time.

                                    ARTICLE 6
                                    COVENANTS

6.1      CONSULTATION

                  Acetex and AcquisitionCo agree to consult with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Arrangement and in making any filing with any Governmental Entity or with any stock exchange with respect thereto. Each Party shall provide the other Party reasonable opportunity to review and comment on all such press releases prior to the release thereof and provide the other Party reasonable opportunity to review and comment on such filings prior to the filing thereof. Acetex and AcquisitionCo agree to issue jointly a press release with respect to this Agreement as soon as practicable after the date hereof, in a form acceptable to both Parties.

6.2      MUTUAL COVENANTS

                  Each of the Parties covenants and agrees that until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier:

(a) it shall cooperate reasonably with the other Party to this Agreement in connection with the performance by it of its obligations hereunder;


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                                       17

(b) it shall use all its best efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Sections 7.1(c), (e) and (f), including, in connection with satisfying the obligations hereunder set forth in Sections 7.1(c), (e) and (f), using its best efforts to:

         (i) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under applicable Laws in connection therewith;

         (ii) effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of either Party before Governmental Entities in connection therewith;

         (iii) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated by this Agreement which relate thereto;

         (iv)     without limitation of the foregoing:

                  (A) each of Acetex and AcquisitionCo undertakes and agrees to file as soon as reasonably practicable a notification and report form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division");

                  (B) AcquisitionCo undertakes and agrees to file as soon as reasonably practicable a notification under the EC Merger Regulation with the EC;

                  (C) AcquisitionCo and Acetex undertake and agree to file as soon as reasonably practicable an application to the Commissioner for an advance ruling certificate ("ARC") pursuant to Section 102 of the Competition Act and/or a short-form pre-merger notification pursuant to Section 114 of the Competition Act; and

                  (D) AcquisitionCo and Acetex undertake and agree to file as soon as reasonably practicable any other filings required to consummate the transactions contemplated by this Agreement;

         (v) except with the prior written consent of the other Party hereto, neither Party shall:

                  (A) extend any waiting period under the HSR Act, the EC Merger Regulation or any antitrust or competition Laws; or

                  (B) enter into any agreement with the FTC, the Antitrust Division, the EC or any other Governmental Entity not to consummate the transactions contemplated by this Agreement;

         (vi)     each Party shall:

                  (A) furnish to the other such necessary information and reasonable assistance as the other Party may request in connection with the foregoing;

                  (B) promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General, the EC, the Commissioner or any other Governmental Entity;

                  (C) subject to applicable Law, consult with the other with respect to, and permit the other Party to review in advance any proposed written communication to any of the foregoing;

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                                       18

                  (D) to the extent reasonably practicable, not agree to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or any transactions contemplated hereby, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat; and

                  (E) furnish the other Party with copies of all correspondence, filings, and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or members or its staffs on the other hand, with respect to this Agreement or any transactions contemplated herein; and

         (vii) If any Party receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated herein, then such Party will use its best efforts to make, or cause to be made, as promptly as reasonably practicable an appropriate response in compliance with such request.

(c) it shall use all its reasonable commercial efforts to satisfy (or cause the satisfaction of) the other conditions precedent to its obligations hereunder set forth in Article 7 (to the extent the same are not related to the matters referred to in Section 7.1(c), (e) or (f) and are within its control) and to take, or cause to be taken, all other action and to do, or cause to be done, all other things reasonably necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its reasonable commercial efforts to:

         (i) promptly determine whether any filings are required to be made or consents, approvals, actions, waivers or Permits are required to be obtained (under any applicable Law or from any Governmental Entity or third party) in connection with the transactions contemplated by this Agreement;

         (ii) fulfill all other conditions and satisfy all provisions of this Agreement and the Arrangement including delivery of the certificates of their respective officers (other than those referred to in Section 7.1(c), (e) or (f)); and

         (iii) cooperate with the other Party to this Agreement in connection with the performance by it of its obligations hereunder;

(d) it shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Laws;

(e) it shall use its best efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon; and

(f) it shall cooperate and assist the other Party in minimizing any negative Tax implications and achieving Tax efficiencies relating to the transactions contemplated herein, PROVIDED there are no negative consequences to such Party;

PROVIDED, HOWEVER, that under no circumstances shall AcquisitionCo or its Affiliates be required, nor may Acetex, except as provided in Section 6.3(b)(i)(B), without the prior written consent of AcquisitionCo (PROVIDED that for the avoidance of doubt, it is understood and agreed that AcquisitionCo shall have no obligation whatsoever to furnish such consent or any consent requested pursuant to Section 6.3(b)(i)(B)) agree, to (i) divest, dispose of, hold separate, license or otherwise take similar actions regarding the businesses and assets of Acetex or (ii) divest, dispose of, hold separate, license or otherwise take or commit to take any action that limits the freedom of action of AcquisitionCo or its Affiliates with respect


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                                       19

to or its ability to retain, control or operate, the businesses or assets of AcquisitionCo or any of its Affiliates in order for AcquisitionCo to satisfy its covenants under Section 6.2.

6.3      ACETEX'S COVENANTS

                  Acetex covenants and agrees that until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier:

(a) except as set forth in the Disclosure Letter or with the prior written consent of AcquisitionCo and except for Contracts or arrangements not involving amounts in excess of U.S.$200,000 individually or U.S.$2,000,000 in the aggregate, it shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices;

(b) except as set forth in the Disclosure Letter or with the prior written consent of AcquisitionCo (which consent, or refusal to consent, will be given promptly by AcquisitionCo upon request) it shall not, directly or indirectly, including through a Subsidiary, do or permit to occur any of the following:

         (i) issue, sell, grant, pledge, lease, license, dispose of, encumber or agree to issue, sell, pledge, lease, license, dispose of, encumber or enter into any voting agreements with regards to (or permit any of its Subsidiaries to issue, sell, grant, pledge, lease, license, dispose of, encumber or agree to issue, sell, grant, pledge, lease, license, dispose of, encumber or enter into any voting agreements with regards to):

                  (A) any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, it or any of its Subsidiaries, except the issuance of shares pursuant to the exercise of Acetex Options or Acetex Warrants currently outstanding; or

                  (B) except in the usual, ordinary and regular course of business and consistent with past practice, any assets or rights of it or any of its Subsidiaries;

         (ii) amend or propose to amend its articles or by-laws (or other comparable governing documents) or those of any of its Subsidiaries;

         (iii) split, consolidate, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares or the shares of any of its less than wholly-owned Subsidiaries;

         (iv) redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any shares or other securities of it or any of its Subsidiaries, unless otherwise required by the terms of such securities;

         (v) reorganize, amalgamate or merge it or any of its Subsidiaries with any other Person;

         (vi) effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act ("WARN") or any Law, affecting in whole or in part any site of employment, facility, operating unit or employee;

         (vii) acquire, agree to acquire, dispose of or agree to dispose of any Person or acquire, agree to acquire, dispose of or agree to dispose of any assets of it or any of its Subsidiaries, which, in each case, are individually or in the aggregate material, except in the usual, ordinary and regular course of business and consistent with past practice;

         (viii) except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities which are individually or in the


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                                       20

                  aggregate material; or (B) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

         (ix) except in the usual, ordinary and regular course of business and consistent with past practice, and except for the purpose of the renewal of or the replacement of existing credit facilities where such renewal or replacement facilities are for a principal amount approximately the same as or less than the principal amount of the facilities renewed or replaced, incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any amount of debt securities;

         (x) fail to maintain facilities, equipment and similar fixed assets in the same state of repair, order and condition as they were on the date of this Agreement, reasonable wear and tear excepted;

         (xi) fail to continue in the ordinary course of business and in accordance with past practice to collect any of its and its Subsidiaries' accounts receivable or to pay trade payables;

         (xii) mortgage, pledge or otherwise encumber or subject to any lien, security interest or other Encumbrance any of its or its Subsidiaries' properties or assets;

         (xiii) make any changes to existing accounting practices relating to Acetex or any Subsidiary, except as required by Law or a Governmental Entity or required by applicable generally accepted accounting principles;

         (xiv) except for Permitted Saudi Project Expenditures, make any loan, advances or capital contributions to, or investments in any other Person, except for those in the usual, ordinary and regular course of business consistent with past practice which are not, individually or in the aggregate material to Acetex on a consolidated basis;

         (xv) commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding;

         (xvi) enter into, renew, modify or revise any material Contract or material transaction with any Affiliate, officer or director of Acetex or any of its Subsidiaries (other than Acetex or one of its Subsidiaries);

         (xvii) other than in the usual, ordinary and regular course of business and consistent with past practice and required by existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of directors, officers and employees of it or any of its Subsidiaries, (A) take any action with respect to the entering into or modifying of any Acetex Plan, employment, severance, collective bargaining or any other employee benefit plans, agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable, or (B) loan or advance any money or other property to any present or former director, officer or employee of Acetex or any of its Subsidiaries;

         (xviii) except as set forth in the Disclosure Letter, grant any options, warrants or other equity or equity-based awards;

         (xix) except for Permitted Saudi Project Expenditures, and as set forth in Acetex's or any of its Subsidiaries' previously approved respective capital budgets (copies of which are attached to the Disclosure Letter), incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate which, when aggregated with amounts incurred in respect thereof since September 30, 2004, would exceed U.S.$5,000,000; or

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                                       21

         (xx) authorize, propose, commit or agree to take any of the foregoing actions;

(c) it shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices), including but not limited to, making all premium payments as they become due, to cause its current insurance (or re-insurance) policies to remain valid and in full force and effect and not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate have a material effect unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)      it shall:

         (i) use its reasonable commercial efforts, and cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

         (ii) not take any action, or permit any of its Subsidiaries to take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made (other than a change of recommendation in accordance with Section 6.4 and the communication of such change); and

         (iii) use its reasonable commercial efforts, and cause each of its Subsidiaries and its and their respective directors, officers, employees and representatives to use their reasonable commercial efforts to provide cooperation and assistance in connection with the arrangement of the financing necessary to consummate the transactions contemplated hereby, including facilitating customary due diligence, participating in meetings, and arranging for the execution and delivery of any pledge and security documents, other definitive financing documents, or other certificates, legal opinions (including opinions of outside counsel) or documents as may be reasonably requested by AcquisitionCo and effecting such changes to the Plan of Arrangement as may be reasonably requested by AcquisitionCo in order to enhance Tax aspects of the transaction, PROVIDED such changes shall not adversely affect the Acetex Securityholders or materially impair the ability of the Parties to perform their respective obligations hereunder or materially delay the consummation of the transaction contemplated hereby;

(e) it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement prior to the Effective Date without the prior written consent of AcquisitionCo;

(f) except in the usual and ordinary course of business and consistent with past practice or except as set forth in the Disclosure Letter, it and its Subsidiaries shall not (i) enter into any new Contract or series of related new Contracts or modify any existing Contract or series of related Contracts involving amounts in excess of U.S.$5,000,000 and
         (ii) shall not terminate any existing Contract or series of related Contracts involving amounts in excess of U.S.$1,000,000;

(g) it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the transactions contemplated by this Agreement (other than a change of recommendation in accordance with Section 6.6 and the communication of such change);

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                                       22

(h) subject to the Confidentiality Agreement and Section 6.6, it will conduct itself in all material respects so as to keep AcquisitionCo fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its businesses, PROVIDED that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained or is with respect to customer specific or competitively sensitive information relating to areas or projects where Acetex and AcquisitionCo and its Subsidiaries are competitors;

(i) during the period from the date of this Agreement to the Effective Date, without the prior written consent of AcquisitionCo (not to be unreasonably withheld), neither Acetex nor any of its Subsidiaries shall make any Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to Acetex or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Acetex or any of its Subsidiaries, or take any other similar action relating to the filing of any Return or the payment of any Tax; and

(j) it shall use its reasonable commercial efforts to obtain the consents and approvals set forth in the Disclosure Letter and to comply with all notice and consultation requirements in connection with work councils and labour agreements.

6.4      RECOMMENDATION OF BOARD OF DIRECTORS

                  The Acetex Circular shall include the recommendation of the Board of Directors of Acetex to the Acetex Securityholders in respect of the Plan of Arrangement. The Board of Directors of Acetex may not change or withdraw its recommendation to the Acetex Securityholders in respect of the Arrangement from that set forth in Sections 2.3(a)(i) and 2.3(a)(ii), as applicable, except to the extent permitted under Section 6.6 and subject to the requirements set forth therein. The foregoing shall not relieve Acetex, in the event the Board of Directors has changed or withdrawn its recommendation, from its obligation to proceed to call and hold the Acetex Meeting, solicit proxies for such meeting and to hold the vote of Acetex Shareholders, Acetex Optionholders and Acetex Warrantholders required in the Interim Order for the Acetex Meeting.

6.5      ACETEX COVENANT REGARDING NON-SOLICITATION

(a) Neither Acetex, nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, employee, representative or agent, as the case may be, solicit, initiate, invite or encourage (including by way of furnishing confidential information, entering into any form of agreement, arrangement or understanding or affording access to the properties, books or records of Acetex or any of its Subsidiaries to any Person (other than AcquisitionCo or its representatives)) the initiation of or participate in, any inquiries or proposals regarding an Acquisition Proposal, PROVIDED that prior to the Acetex Meeting nothing contained in this Section 6.5 shall prevent the Board of Directors of Acetex from, pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement, and subject to compliance with the other applicable provisions of this
         Section 6.5 and Section 6.6 hereof, considering, negotiating, approving or recommending to the Acetex Securityholders an agreement in respect of an unsolicited BONA FIDE written Acquisition Proposal (i) that is not subject to any financing condition and in respect of which any required financing has been demonstrated to the satisfaction of a majority of the Board of Directors of Acetex, acting in good faith, to be reasonably likely to be obtained, (ii) which is not subject to a due diligence access condition which allows access to the books, records and personnel of Acetex or any of its Subsidiaries or their representatives (A) greater than that previously provided to AcquisitionCo or (B) beyond 5:00 p.m. (Pacific Time) on the third business day after which access is afforded to the Person making the Acquisition Proposal (PROVIDED, HOWEVER, the foregoing shall not restrict the ability of such Person to continue to review the information provided); (iii) in respect of which a majority

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                                       23

         of the Board of Directors of Acetex determines, after consultation with outside counsel, that in the exercise of its fiduciary duties under applicable Law it would be necessary for such Board of Directors to take such action in order to avoid breaching its fiduciary duties; and
         (iv) which a majority of the Board of Directors of Acetex determines in good faith, after consultation with financial advisors, if consummated in accordance with its terms, would result in a transaction more favourable to the Acetex Securityholders (in their capacity as Acetex Securityholders) than the Arrangement (any such Acquisition Proposal that satisfies the requirements of the proviso preceding, and the requirements of, clauses (i) through (iv) above being referred to herein as a "Superior Proposal").

(b) Acetex shall immediately cease, and shall cause its Subsidiaries, and shall use reasonable commercial efforts to cause Acetex's and its Subsidiaries' directors, officers, employees, financial advisors, representatives and other advisors immediately to cease and cause to be terminated all existing activities, discussions and negotiations with any Persons conducted prior to the date hereof with respect to any inquiries or proposals relating to any Acquisition Proposal. Acetex agrees not to release any third party from any confidentiality agreement in respect of an Acquisition Proposal to which such third party is a party. Acetex further agrees not to release any third party from any standstill agreement to which such third party is a party, unless such third party has made a Superior Proposal and then, only in respect of such Superior Proposal. Acetex shall immediately request the return or destruction of all confidential information provided to any third parties who have previously entered into a confidentiality agreement in respect of an Acquisition Proposal with Acetex and shall use all reasonable efforts to ensure that such requests are honoured.

(c) Acetex shall forthwith notify AcquisitionCo (orally and in writing), within 48 hours of any future Acquisition Proposal of which such Acetex directors or senior officers become aware, or any amendments to the foregoing, or any request for non-public information relating to Acetex or any of Acetex's Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records or for a list of the shareholders of Acetex or any Subsidiary by any Person that informs Acetex or such Subsidiary that it is considering making an Acquisition Proposal. Such notice shall include a copy of all written communications and a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as AcquisitionCo may reasonably request, including without limitation the identity of the Person and controlling Person, if any, making such proposal, inquiry or contact.

(d) If Acetex receives a request for material non-public information from a Person who proposes a BONA FIDE Acquisition Proposal in respect of Acetex, and the Board of Directors of Acetex determines that such proposal would be a Superior Proposal pursuant to Section 6.5(a), assuming the satisfactory outcome of a due diligence condition which conforms to Section 6.5(a)(ii), then, and only in such case, the Board of Directors of Acetex may, subject to the execution of a confidentiality agreement substantially similar to the Confidentiality Agreement (PROVIDED, HOWEVER, the Person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal as proposed) and provided Acetex sends a copy of any such confidentiality agreement to AcquisitionCo immediately upon its execution, only provide such Person with access, in accordance with
         Section 6.5(a) to the same information previously provided to AcquisitionCo. Acetex shall provide AcquisitionCo with a list of the information provided to the Person making the Superior Proposal.

(e) Acetex shall ensure that its Subsidiaries and its and its Subsidiaries' respective directors, officers, employees, financial advisors and other advisors or representatives are aware of the provisions of this Section 6.5, and it shall be responsible for any breach of this Section 6.5 by its or its Subsidiaries' directors, officers, employees, financial advisors or other advisors or representatives.

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                                       24

6.6      NOTICE OF SUPERIOR PROPOSAL DETERMINATION

                  Acetex shall not accept, approve or recommend or enter into any agreement (except for a confidentiality agreement pursuant to Section 6.5(d)) in respect of an Acquisition Proposal on the basis that it constitutes a Superior Proposal (or change or withdraw its recommendation in favour of the Arrangement) unless: (a) it has promptly provided AcquisitionCo with a copy of the Acquisition Proposal document which has been determined to be a Superior Proposal; (b) five (5) business days (the "Notice Period") shall have elapsed from the date AcquisitionCo received notice of the determination to accept, approve or recommend an agreement in respect of such Acquisition Proposal; and
(c) before entering into any agreement (except for a confidentiality agreement pursuant to Section 6.5(d)) with respect to a Superior Proposal, this Agreement shall have been terminated pursuant to Section 10.1(e). During the Notice Period, Acetex shall provide a reasonable opportunity to AcquisitionCo to consider, discuss and offer such adjustments in the terms and conditions of this Agreement as would enable Acetex to proceed with its recommendation to Acetex Securityholders with respect to the Arrangement; PROVIDED, HOWEVER, that any such adjustment shall be at the discretion of AcquisitionCo at the time. The Board of Directors of Acetex will review in good faith any offer made by AcquisitionCo to amend the terms of this Agreement in order to determine, in its discretion, as part of its exercising its fiduciary duties, whether the proposed amendments would, upon acceptance, result in such Superior Proposal ceasing to be a Superior Proposal (and whether it will change or withdraw its recommendation in favour of the Arrangement). If a majority of the Board of Directors of Acetex determines that the Superior Proposal would cease to be a Superior Proposal, Acetex will so advise AcquisitionCo and will accept the offer by AcquisitionCo to amend the terms of this Agreement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Board of Directors of Acetex continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the amendments offered by AcquisitionCo, then Acetex may, subject to the terms of this Agreement, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal (and change or withdraw its recommendation in favour of the Arrangement). Each successive material modification of any Acquisition Proposal or a Superior Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 6.6 and shall require a five (5) business days Notice Period from the date a copy of such amendment is provided to AcquisitionCo (other than an amendment to improve upon a Superior Proposal in respect of which AcquisitionCo has been provided with an opportunity to amend the terms of this Agreement and such Superior Proposal has not ceased to be a Superior Proposal prior to the proposed amendment). In the event that Acetex provides AcquisitionCo with the notice contemplated in this Section on a date that is less than seven calendar days prior to the Acetex Meeting, if requested by AcquisitionCo, Acetex shall adjourn the Acetex Meeting to a date that is not less than seven calendar days and not more than ten calendar days after the date of such notice. Information provided hereunder shall constitute confidential information under the Confidentiality Agreement.

6.7      ACCESS

                  Subject to the Confidentiality Agreement and applicable Laws, for the period between the execution of this Agreement and the Effective Date,
(a) Acetex shall (and shall cause its Subsidiaries to) permit, subject to appropriate confidentiality restrictions, representatives of AcquisitionCo and financing sources to have reasonable access during normal business hours and upon reasonable prior notice and for reasonable business purposes, and in a manner so as not to interfere with the normal business operations of Acetex and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to each of Acetex and its Subsidiaries and (b) Acetex shall (and shall cause its Subsidiaries to) furnish promptly to AcquisitionCo any new material information concerning its business, properties and personnel that comes into existence after the execution of this Agreement.


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                                       25

6.8      ACETEX'S COVENANTS RE MEETING

                  Notwithstanding anything herein to the contrary, the Arrangement shall be submitted to a vote of the Acetex Securityholders at the Acetex Meeting for the purpose of adopting the Arrangement and nothing contained herein shall be deemed to relieve Acetex of such obligation.

                  Acetex covenants and agrees that, except as contemplated in this Agreement or pursuant to the Arrangement, until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier, it will:

(a) as soon as reasonably practicable after the date hereof, but in any event no later than December 17, 2004 (or such other date as the parties may agree upon), file, proceed with and diligently prosecute an application to the Court for the Interim Order with respect to the Arrangement, PROVIDED that notwithstanding the foregoing, the Parties agree to consult and obtain each other's approval regarding seeking the Interim Order and mailing the Acetex Circular;

(b)      in a timely and expeditious manner:

         (i)      forthwith carry out the terms of the Interim Order;

         (ii) prepare and complete, in conjunction with AcquisitionCo, the Acetex Circular together with any other documents required by the Securities Act (Alberta) and other applicable Laws in connection with the Acetex Meeting and the Arrangement. Acetex shall cause the Acetex Circular and other documentation required in connection with the Acetex Meeting to be filed in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement and Acetex and not containing any misrepresentation, as defined under such applicable Laws, with respect thereto. Acetex shall permit AcquisitionCo to review and comment on drafts of the Acetex Circular including any amendments or supplements thereto and other documentation and shall not file or amend such document without the permission of AcquisitionCo (not to be unreasonably withheld);

         (iii) promptly notify AcquisitionCo if, at any time before the Effective Date, it becomes aware that the Acetex Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Acetex Circular. In any such event, Acetex shall cooperate in the preparation of a supplement or amendment to the Acetex Circular and, if required, shall cause the same to be distributed to shareholders of Acetex and/or filed with the relevant Governmental Entities;

         (iv) ensure that the Acetex Circular complies with all applicable Laws. Without limiting the generality of the foregoing, Acetex shall ensure that the Acetex Circular provides Acetex Securityholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Acetex Meeting;

         (v) solicit proxies for the approval of the Acetex Arrangement Resolutions in accordance with the Acetex Circular and the Interim Order in favour of the approval of the Acetex Arrangement Resolutions, including, if so requested by AcquisitionCo using the services of dealers and proxy solicitation services (the costs of which shall be borne by Acetex; PROVIDED, that if this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(b) (but not in the event of a termination as provided in Section 7.2) or Section 10.1(c) (unless there shall have occurred an AcquisitionCo Payment Event at such time), AcquisitionCo shall reimburse Acetex for fifty percent (50%) of the reasonable costs associated therewith) and take all other action that is necessary or desirable to secure the approval of the Arrangement by the Acetex Securityholders;

         (vi) convene the Acetex Meeting and distribute copies of this Agreement (or a written summary thereof prepared by Acetex in form and substance satisfactory to AcquisitionCo acting reasonably), in each case as ordered by the Interim Order; and

         (vii) conduct the Acetex Meeting in accordance with the Interim Order, the by-laws of Acetex and any instrument governing such meeting, as applicable, and as otherwise required by applicable Laws;

(c) in a prompt and expeditious manner, prepare, only after obtaining the approval of AcquisitionCo (not to be unreasonably withheld), and file any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Acetex Circular with respect to the Acetex Meeting and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(d) convene and hold the Acetex Meeting as soon as practicable after the date hereof, but in any case, before January 22, 2005 (or such later date as may be requested by AcquisitionCo pursuant to the penultimate sentence of Section 6.6) (the date of the meeting being the "Acetex Meeting Date") for the purpose of considering the Acetex Arrangement Resolutions, and with the written consent of AcquisitionCo for any other proper purpose as may be set out in the notice for such meeting;

(e) subject to the approval of the Arrangement at the Acetex Meeting, in accordance with the provisions of the Interim Order, and subject to
         Article 7, forthwith proceed with and diligently prosecute an application for the Final Order;

(f) forthwith carry out the terms of the Final Order (to the extent within its power) and, subject to the receipt of the Final Order, the satisfaction of the conditions precedent in favour of Acetex and the receipt of the written confirmation of AcquisitionCo that the conditions precedent in favour of AcquisitionCo have been satisfied, file Articles of Arrangement and the Final Order with the Registrar in order for the Arrangement to become effective;

(g) except for individual proxies and other non-substantive communications, furnish promptly to AcquisitionCo a copy of each notice, report, report of proxies submitted, schedule or other document or communication delivered, filed or received by Acetex in connection with the Arrangement or the Interim Order, the Acetex Meeting or any other meeting of Acetex Securityholders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated hereby;

(h) furnish promptly to AcquisitionCo a list of all securityholders that have provided a Notice of Dissent with respect to the Arrangement in accordance with the Interim Order; and

(i) subject to Section 6.7, in a timely and expeditious manner, provide to AcquisitionCo all information, as may be reasonably requested by AcquisitionCo or as required by the Interim Order or applicable Laws, with respect to Acetex and its Subsidiaries and their respective businesses and properties.

6.9      INDEMNIFICATION OF DIRECTORS AND OFFICERS, CORPORATE INDEMNITIES AND
         INSURANCE

(a) AcquisitionCo shall (i) maintain in effect the current or substantially similar provisions regarding indemnification of officers and directors contained in any directors', officers' or employees' indemnification agreements of Acetex or its Subsidiaries; (ii) maintain in effect, for a period of six (6) years after the Effective Date, Acetex's current or substantially similar directors' and officers' liability insurance and fiduciary liability insurance PROVIDED that such insurance shall

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                                       27

         have a coverage limit of no less than 110% of the current limits of such insurance within (3) months of the Effective Time; and (iii) pay premiums in respect of such insurance at a rate of up to 250% of the current annual premiums for such insurance (PROVIDED that AcquisitionCo may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to the insured) with respect to claims arising from facts or events which occurred on or before the Effective Date. Alternatively, at AcquisitionCo's option, it may cause Acetex to purchase "run-off" directors' and officers' liability insurance providing coverage substantially as favourable to such directors and officers as that in effect under such current policies to cover prior events during such six year period or the balance thereof.

(b) The provisions of this Section 6.9 are (i) for the benefit of, and shall be enforceable by, each indemnified party, his heirs, executors, administrators and other legal representatives; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise, and such rights shall be held by AcquisitionCo in trust for such Person; PROVIDED, HOWEVER, that no approval of any beneficiary of such trust shall be required in connection with an amendment or variation of this Section 6.9 prior to the Effective Date.

6.10     ACQUISITIONCO'S COVENANTS

(a) AcquisitionCo covenants and agrees to carry out the terms of the Interim Order and Final Order as applicable to it and, except as contemplated in this Agreement or pursuant to the Arrangement, until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier:

         (i) AcquisitionCo will deposit with the Depositary all funds required to be paid by it pursuant to the Plan of Arrangement no later than twenty-four (24) hours before the Effective Date by way of a bank draft, wire transfer or other form of immediately available funds;

         (ii) AcquisitionCo will provide information and consulting to Acetex during the development of the Saudi Project for the purpose of permitting and facilitating implementation of the Saudi Project with AcquisitionCo technology after completion of the Arrangement; and

         (iii) AcquisitionCo shall not, and shall not permit any of its Subsidiaries to, in any manner whatsoever, without the prior written consent of Acetex, hold any discussions with any Person with respect to the construction, operation and ownership of a methanol plant, acetic acid plant or vinyl acetate monomer plant in the Kingdom of Saudi Arabia (a "Project"), other than the proposed partners of Acetex identified in the Disclosure Letter (the "Saudi Partners").

(b) In the event this Agreement is terminated pursuant to Section 10.1(b) (but not in the event of a termination as provided in Section 7.2 by virtue of the failure to satisfy the conditions set forth in clauses
         (a), (b) and (c) thereof by August 31, 2005) or Section 10.1(c) (unless there shall have occurred an AcquisitionCo Payment Event at such time) hereof, AcquisitionCo shall not and shall not permit any of its Subsidiaries to, in any manner whatsoever, without the prior written consent of Acetex, at any time during a period of five years from the date hereof, engage in any transaction with the Saudi Partners with respect to a Project.

6.11     NOTIFICATION OF CERTAIN MATTERS

                  Each of the Parties shall give written notice to the other of
(i) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) any action, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries, that relate to the consummation of the transactions contemplated by this Agreement, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in


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                                       28

connection with the transactions contemplated by this Agreement, (iv) any material variances from the representations and warranties of such Party contained in this Agreement, and any other fact or event that would cause or constitute a breach of the covenants made by such Party in this Agreement, and
(v) any change that could be reasonably expected to have a material adverse effect on such Party or could be reasonably expected to hinder or delay the Party's ability to consummate the transactions contemplated by this Agreement or to fulfill its respective obligations set forth herein, in each case promptly upon discovery thereof.

6.12     MERGER OF COVENANTS

                  The covenants set out in this Agreement, except for Section
6.9 and Article 11, shall not survive the completion of the Arrangement, and shall expire and be terminated without recourse between the Parties upon such completion.

                                    ARTICLE 7
                                   CONDITIONS

7.1      MUTUAL CONDITIONS

                  The obligations of AcquisitionCo and Acetex to complete the transactions contemplated hereby are subject to fulfillment of the following conditions on or before the Effective Date or such other time as is specified below:

(a) the Final Order shall have been granted in form and substance satisfactory to AcquisitionCo and Acetex, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(b) there shall be no action taken under any Laws or by any Governmental Entity, that:

         (i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions or agreements contemplated herein, or materially modifies the Arrangement or any other transactions or agreements contemplated herein in a manner unacceptable to the parties acting reasonably; or

         (ii) results in a judgment or assessment of damages, directly or indirectly, which is material to the transactions or agreements contemplated herein;

(c)      (i)      the issuance of an ARC pursuant to section 102 of the
                  Competition Act by the Commissioner to the effect that she is satisfied that she would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or

         (ii) the waiver by the Commissioner under section 113(c) of the Competition Act of the obligation to notify the Commissioner and supply information because substantially similar information was previously supplied in relation to a request for an ARC, or that the waiting period under section 123 of the Competition Act has expired, and Acetex and AcquisitionCo shall have been advised in writing by the Commissioner that she has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and any terms and conditions attached to any such advice shall be acceptable to Acetex and AcquisitionCo;

(d) approval or deemed approval of the Arrangement pursuant to the Investment Canada Act by the Minister of Industry shall have been obtained;

(e) the waiting period applicable to consummate the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;


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                                       29

(f) any required approval of the Arrangement by the EC pursuant to the EC Merger Regulation shall have been obtained; and

(g) all other consents, waivers, Permits and approvals of any Governmental Entity or other Person, and the expiry or termination of any waiting periods reasonably required or desirable in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and reasonably satisfactory evidence thereof shall have been delivered to each Party.

                  The foregoing conditions are for the mutual benefit of AcquisitionCo and Acetex and may be waived, in whole or in part, in writing by both AcquisitionCo and Acetex at any time. If any of the said conditions precedent shall not be complied with or waived in writing as aforesaid on or before the date required for the performance thereof or where no date is specified, on August 31, 2005 or such other date as the parties may agree upon in writing, either AcquisitionCo or Acetex may rescind and terminate this Agreement by written notice to the other Party (PROVIDED such non-compliance did not arise from the acts or omissions of the Party purporting to rescind and terminate this Agreement) and shall have no other right or remedy, except as set forth in Article 9 or Article 10.

7.2      ACQUISITIONCO CONDITIONS

                  The obligation of AcquisitionCo to complete the transactions contemplated herein is subject to the fulfillment of the following conditions on or before the Effective Date or such other time as specified below:

(a) the representations and warranties made by Acetex in this Agreement shall be, in the reasonable judgment of AcquisitionCo, true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or except where a representation and warranty is qualified by "in all material respects" or other similar materiality qualifiers, in which case such representation and warranty shall be true and correct), and Acetex shall have provided to AcquisitionCo the certificate of a senior officer of Acetex certifying such accuracy on the Effective Date;

(b) Acetex shall have complied in all material respects with its covenants herein and Acetex shall have provided to AcquisitionCo the certificate of a senior officer of Acetex certifying that Acetex has so complied with its covenants herein;

(c) the Board of Directors of Acetex shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Acetex and its Subsidiaries to permit the consummation of the transactions contemplated by this Agreement;

(d) since the date of this Agreement there shall have been no events, circumstances, conditions, changes or occurrences that individually, or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on the businesses, operations, assets, financial condition or results of operations of Acetex and any of its Subsidiaries taken as a whole, except any such effect resulting from or arising in connection with (i) the announcement of this Agreement or the Arrangement (including any loss of customers which loss results from the announcement of this Agreement), (ii) changes generally affecting the industries in which Acetex and its Subsidiaries operate that do not have a disproportionately adverse impact on Acetex and its Subsidiaries, or (iii) changes in economic conditions generally that do not have a disproportionately adverse impact on Acetex and its Subsidiaries; and

(e) rights of dissent shall not have been exercised, nor shall proceedings have been initiated to exercise such rights by Acetex Shareholders, Acetex Optionholders or Acetex Warrantholders which in the aggregate represent more than 10% of the outstanding capital stock of Acetex on a fully diluted basis.


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                                       30

                  The foregoing conditions precedent are for the benefit of AcquisitionCo and may be waived, in whole or in part, by AcquisitionCo in writing at any time. If any of the said conditions shall not be complied with, or waived in writing by AcquisitionCo, on or before the date required for their performance, or where no date is specified, on August 31, 2005 or such other date as the Parties may agree upon in writing, and PROVIDED such non-compliance did not arise from the acts or omissions of AcquisitionCo, then AcquisitionCo may rescind and terminate this Agreement by written notice to Acetex and shall have no other right or remedy against Acetex, except as set forth in Article 9 or Article 10.

7.3      ACETEX CONDITIONS

                  The obligation of Acetex to complete the transactions contemplated herein is subject to the fulfillment of the following conditions on or before the Effective Date or such other time as specified below:

(a) the representations and warranties made by AcquisitionCo in this Agreement shall be, in the reasonable judgment of Acetex, true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or except where a representation and warranty is qualified by "in all material respects" or other similar materiality qualifiers, in which case such representation and warranty shall be true and correct), and AcquisitionCo shall have provided to Acetex the certificate of a senior officer of AcquisitionCo certifying such accuracy on the Effective Date; and

(b) AcquisitionCo shall have complied in all material respects with its covenants herein, and AcquisitionCo shall have provided to Acetex the certificate of a senior officer of AcquisitionCo certifying that AcquisitionCo has so complied with its covenants herein.

                  The foregoing conditions precedent are for the benefit of Acetex and may be waived, in whole or in part, by Acetex in writing at any time. If any of the said conditions shall not be complied with or waived in writing by Acetex on or before the date required for their performance, or where no date is specified, on August 31, 2005 or such other date as the parties may agree upon in writing, and PROVIDED such non-compliance did not arise from the acts or omissions of Acetex, then Acetex may rescind and terminate this Agreement by written notice to AcquisitionCo and shall have no other right or remedy against AcquisitionCo, except as set forth in Article 10.

7.4      MERGER OF CONDITIONS

                  The conditions set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released when with the agreement of Acetex and AcquisitionCo, a certificate of arrangement in respect of the Plan of Arrangement is issued by the Registrar. Notwithstanding the foregoing, the covenants set forth in Section 6.9 shall survive the filing of Articles of Arrangement, as contemplated by this Agreement.

                                    ARTICLE 8
                                    AMENDMENT

                  This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Acetex Meeting, be amended, modified or supplemented by mutual written agreement executed by or on behalf of the Parties hereto without further notice to or authorization on the part of their respective securityholders, and any such amendment, modification or supplement may, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

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                                       31

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d) waive compliance with or modify any conditions precedent herein contained;

PROVIDED that: (i) notwithstanding the foregoing, the amount to be paid for the Acetex Securities by AcquisitionCo may not be decreased without the further approval of the Acetex Securityholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court; and (ii) any such change, waiver or modification does not invalidate any required securityholder approval of the Arrangement.

                                    ARTICLE 9
               AGREEMENT AS TO COMPENSATION AND OTHER ARRANGEMENTS

9.1      ACQUISITIONCO COMPENSATION

(a)      If at any time after the execution of this Agreement:

         (i) the Board of Directors of Acetex has withdrawn, qualified or changed any of its recommendations or determinations referred to in Section 2.3(a) in a manner permitted pursuant to Section
                  6.6 or shall have resolved to do so prior to the Effective
                  Date;

         (ii) an Acquisition Proposal is publicly announced, proposed, offered or made to the Acetex Securityholders or to Acetex before the Acetex Meeting, and (A) such Acquisition Proposal has not expired or been withdrawn at the time of the Acetex Meeting and (B) the Acetex Securityholders do not approve the Acetex Arrangement Resolutions; or

         (iii) Acetex accepts, approves, recommends or enters into any agreement with respect to an Acquisition Proposal pursuant to
                  Section 6.6;

         (each of the above being an "AcquisitionCo Payment Event"), then, (x) immediately prior to a termination by Acetex pursuant to Section 10.1(c)(ii), or (y) within two (2) business days of any termination of this Agreement by AcquisitionCo pursuant to Section 10.1(d), or (z) immediately prior to a termination of this Agreement by Acetex pursuant to Section 10.1(e), Acetex shall pay to AcquisitionCo ten million ($10,000,000) dollars to an account designated by AcquisitionCo.

(b) For greater certainty, AcquisitionCo agrees that the compensation or damages to be received pursuant to this Section 9.1 is its sole remedy with respect to the matters referred to in Section 9.1(a) but otherwise nothing contained in this Agreement shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of a breach of this Agreement by such first Party. Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

9.2      ACETEX COMPENSATION

                  Pursuant to Section 6.8(b)(v), in the event this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(b) (but not in the event of a termination as provided in Section 7.2) or Section 10.1(c) (unless there shall have occurred an AcquisitionCo Payment Event at such time), AcquisitionCo shall reimburse Acetex for fifty percent (50%) of the reasonable costs actually incurred by Acetex associated with the solicitation of proxies for the approval of the Acetex Arrangement Resolutions in accordance with the Acetex Circular and the Interim Order in favour of the approval of the Acetex Arrangement Resolutions.


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                                       32

                                   ARTICLE 10
                                   TERMINATION

10.1     TERMINATION

                  This Agreement may be terminated at any time prior to the Effective Date:

(a)      by mutual written consent of Acetex and AcquisitionCo;

(b)      as provided in Sections 7.1, 7.2 and 7.3;

(c)      by either Party in the event that:

         (i) the Interim Order is not granted on or before December 21, 2004 in form and substance satisfactory to AcquisitionCo and Acetex, acting reasonably, or is set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

         (ii) the Acetex Arrangement Resolutions are not passed at the Acetex Meeting before January 22, 2005 (or such later date as may be requested by AcquisitionCo pursuant to the penultimate sentence of Section 6.6) (PROVIDED that Acetex may not terminate this Agreement pursuant to this clause (ii) unless it shall have previously paid the fee referred to in Section
                  9.1 if an AcquisitionCo Payment Event has occurred at such time); or

         (iii) the Effective Date is not on or before August 31, 2005 or such other date as the Parties may mutually agree upon;

(d) by AcquisitionCo at any time following the occurrence of an AcquisitionCo Payment Event; or

(e) by Acetex upon the entering into of a definitive agreement with respect to a Superior Proposal pursuant to, and in accordance with, Sections
         6.5 and 6.6 following the failure of the Acetex Arrangement Resolutions to be passed at the Acetex Meeting, PROVIDED that Acetex has previously paid the fee referred to in Section 9.1;

PROVIDED, HOWEVER, that this Agreement cannot be terminated by a Party then in material breach of this Agreement.

In the event of the termination of this Agreement in the circumstances set out in any of paragraphs (a) through (e) of this Section 10.1 neither Party shall have any liability or further obligation to the other Party hereunder, except with respect to the obligations set forth in Section 6.10(b) and Article 9 which shall survive such termination and except that termination of this Agreement shall not relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by the other Party as a result of a material breach of this Agreement by such first Party occurring prior to such termination.

                                   ARTICLE 11
                                     GENERAL

11.1     EXPENSES

(a) Except as set forth in Sections 6.8(b)(v) and 9.2, the Parties agree that all out-of-pocket third party transaction expenses of the transactions contemplated by this Agreement, including legal fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

(b) Acetex represents and warrants to AcquisitionCo that, except for UBS Securities Canada Inc. together with UBS Securities LLC and GMP Securities Ltd. (the fees and expenses for which collectively do not exceed $500,000 and U.S. $6,000,000 in the aggregate) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement.

11.2     NOTICES

                  Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, then on the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

                  The address for service of each of the parties hereto shall be as follows:

(a)      if to Acetex:

                  Acetex Corporation
                  750 World Trade Centre
                  Vancouver, British Columbia
                  V6C 3C1

                  Attention: Brooke N. Wade
                  Fax: (604) 688-9620

         with a copy to:

                  Burnet, Duckworth & Palmer LLP
                  1400, 350 - 7th Avenue S.W.
                  Calgary, Alberta
                  T2P 3N9

                  Attention:  David Ross
                  Fax: (403) 260-0337

(b)      if to AcquisitionCo:

                  Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. c/o The Blackstone Group L.P.
                  345 Park Avenue
                  New York, NY 10154

                  Attention:  Chinh E. Chu
                  Fax:  (212) 583-5722

          with a copy to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, NY 10017

                  Attention:  William Dougherty
                  Fax:  (212) 455-2502

11.3     TIME OF ESSENCE

                  Time shall be of the essence in this Agreement.

11.4     ENTIRE AGREEMENT

                  This Agreement, the Confidentiality Agreement and any other agreements entered into in connection herewith constitute the entire agreement between the Parties and cancel and supersede all prior agreements and understandings between the Parties with respect to the subject matter hereof. To the extent that provisions of the Confidentiality Agreement conflict with provisions of this Agreement, the provisions of this Agreement shall govern. The Board of Directors of each of the Parties hereby consents under the Confidentiality Agreement (for so long as this Agreement remains in effect and has not been terminated) to the actions of the other taken to consummate the transactions contemplated thereby or actions taken to propose amendments hereto.

11.5     FURTHER ASSURANCES

                  Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein.

11.6     GOVERNING LAW

                  This Agreement shall be governed by, and be construed in accordance with, the Laws of the Province of Alberta and the Laws of Canada applicable therein. Each Party hereto hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

11.7     EXECUTION IN COUNTERPARTS

                  This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument.

11.8     WAIVER

                  No waiver by any Party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

11.9     ENUREMENT AND ASSIGNMENT

                  This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party hereto; PROVIDED that, notwithstanding the foregoing, AcquisitionCo may assign its rights and obligations under this Agreement to any of its Affiliates, PROVIDED that such Affiliate agrees to be bound by the terms and conditions hereof and PROVIDED, FURTHER, that no such assignment shall relieve AcquisitionCo of any of its obligations hereunder.

                  IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.



ACETEX CORPORATION                                  BLACKSTONE CRYSTAL HOLDINGS
                                                    CAPITAL PARTNERS (CAYMAN) IV
                                                    LTD.

                                                    (SIGNED) BENJAMIN J. JENKINS
Per:   (SIGNED) BROOKE N. WADE                      Per:   Benjamin J. Jenkins
     -----------------------------------                 -----------------------
     Name:   Brooke N. Wade                              Name:
     Title:  Chairman & Chief Executive                  Title:   President
             Officer

Per:
     -----------------------------------
     Name:    Ken E. Vidalin
     Title:   President & Chief Operating
              Officer

                                   SCHEDULE A

                  PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE
                       BUSINESS CORPORATIONS ACT (ALBERTA)

                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

In this Plan of Arrangement, unless the context should otherwise require, the following terms have the following meanings:

"ABCA" means the BUSINESS CORPORATIONS ACT (Alberta), R.S.A. 2000, c. B-9, as it may be amended;

"ACETEX" means Acetex Corporation, a corporation existing under the ABCA;

"ACETEX ARRANGEMENT RESOLUTIONS" means the resolutions of Acetex Securityholders approving the matters set forth in Section 3.1 hereof;

"ACETEX CIRCULAR" means the information circular to be prepared by Acetex and forwarded as part of the proxy solicitation materials to holders of Acetex Shares, Acetex Warrants and Acetex Options in respect of the Acetex Meeting;

"ACETEX MEETING" means such meeting or meetings of Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders as are required to be held in accordance with the Interim Order and any adjournments or postponements thereof;

"ACETEX OPTIONHOLDERS" means the holders of Acetex Options;

"ACETEX OPTION PLAN" means the Acetex Share Option Plan, as amended and restated effective May 30, 2001;

"ACETEX OPTIONS" means options to acquire Acetex Shares pursuant to the Acetex Option Plan;

"ACETEX SECURITIES" means all of the issued and outstanding Acetex Shares, Acetex Warrants and Acetex Options;

"ACETEX SECURITYHOLDERS" means the Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders;

"ACETEX SHAREHOLDERS" means the holders of Acetex Shares;

"ACETEX SHARES" means common shares in the capital of Acetex;

"ACETEX WARRANTHOLDERS" means Peninsula Fund III, L.P. and Connecticut General Life Insurance Company;

"ACETEX WARRANTS" means warrants to acquire 706,760 Acetex Shares at a price of $6.10 and 141,352 Acetex Shares at a price of $4.32, such warrants being exercisable for a total of 848,112 Acetex Shares;

"ACQUISITIONCO" means Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., a corporation existing under the laws of the Cayman Islands;

"AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlling, controlled by, or is under common control with such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"ARRANGEMENT", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to the arrangement pursuant to section 193 of the ABCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof;

"ARRANGEMENT AGREEMENT" means the Arrangement Agreement dated as of October 27, 2004, between Acetex and AcquisitionCo, as it may be amended from time to time;

"ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made to give effect to the Arrangement;

"BUSINESS DAY" means any day, other than Saturday, Sunday and a statutory holiday in the Province of Alberta;

"CANADIAN GAAP" means generally accepted accounting principles in Canada;

"CERTIFICATE" means the certificate or certificates or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

"CLAIM" has the meaning ascribed thereto in Section 3(b) of Exhibit 1 hereof;

"CONTRACT" means any written or oral contract, agreement, arrangement, instrument or other commitment that is intended to be legally binding and enforceable on the parties thereto;

"COURT" means the Court of Queen's Bench of Alberta;

"DEPOSITARY" means Computershare Trust Company, or any successor thereto;

"DISSENT PROCEDURES" has the meaning ascribed thereto in Section 4.1 hereof;

"DISSENT RIGHTS" has the meaning ascribed thereto in Section 4.1 hereof;

"DISSENTING OPTIONHOLDERS" means the registered holders of Acetex Options who validly exercise the rights of dissent provided to them under the Interim Order;

"DISSENTING SHAREHOLDERS" means registered holders of Acetex Shares who validly exercise the rights of dissent provided to them under the Interim Order;

"DISSENTING WARRANTHOLDERS" means the registered holders of Acetex Warrants who validly exercise the rights of dissent provided to them under the Interim Order;

"EFFECTIVE DATE" means the date shown on the Certificate giving effect to the Arrangement;

"EFFECTIVE TIME" means the earliest moment on the Effective Date;

"ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, rights, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

"FINAL ORDER" means the final order of the Court approving this Arrangement under subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

"GOVERNMENTAL ENTITY" means any (a) multi-national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, regulatory or administrative agency, central bank, court, tribunal, arbitral body or similar forum, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including any arbitrator or arbitral body; or (d) self-regulatory organization or stock exchange, including, without limitation, the Toronto Stock Exchange;

"HOLDCO" means an existing corporation: (i) that was incorporated on or after January 1, 1998 and is currently existing under the laws of the Province of Alberta and is a taxable Canadian corporation for the purposes of the Tax Act;
(ii) that on the Holdco Agreement Deadline has no any assets other than Acetex Shares and cash; (iii) that has no liabilities, contingent or otherwise, whatsoever except as may be agreed to in writing by AcquisitionCo prior to the Effective Date in its sole discretion; (iv) that, on the Effective Date has, as its only issued and outstanding securities, common shares of the Holdco equal in number to the number of Acetex Shares owned by such Holdco; (v) of which no beneficial holder of any of the issued and outstanding shares in its capital is a Non-Resident; and (vi) that meets such other conditions as may reasonably be required by AcquisitionCo, including a requirement to provide evidence satisfactory to AcquisitionCo that the foregoing requirements are satisfied;

"HOLDCO AGREEMENT" means a share purchase agreement to be entered into among AcquisitionCo, a Holdco and all of the Holdco Shareholders of such Holdco, providing for the transfer and exchange of all of the issued and outstanding Holdco Shares of such Holdco to AcquisitionCo in accordance with Section 3.1(d);

"HOLDCO AGREEMENT DEADLINE" means 4:30 p.m. (Pacific time) on the seventh business day immediately prior to the date of the Acetex Meeting or, if such meeting is adjourned, such time on the seventh business day immediately prior to the date of such adjourned meeting;

"HOLDCO DOCUMENTS" has the meaning ascribed thereto in Section 2(a) of Exhibit 1 hereto;

"HOLDCO SHAREHOLDER" means a beneficial holder of Holdco Shares;

"HOLDCO SHARE" means a common share in the capital of a Participating Holdco;

"INTERIM ORDER" means the interim order of the Court applied for by Acetex, as the same may be amended, containing declarations and directions in respect of Acetex with respect to the Arrangement and providing for, among other things, the calling and holding of the Acetex Meeting;

"INDEMNIFIED PARTY" has the meaning ascribed thereto in Section 3(a) of Exhibit 1 hereto;

"INDEMNIFYING PARTY" has the meaning ascribed thereto in Section 3(a) of Exhibit 1 hereto;

"LAWS" means all laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Entity;

"LOSSES" has the meaning ascribed thereto in Section 3(a) of Exhibit 1 hereto;

"LETTER OF TRANSMITTAL" means the letter of transmittal sent by Acetex to the Acetex Shareholders, Acetex Warrantholders and Acetex Optionholders, as applicable, concurrently with the sending of the Acetex Circular for the Acetex Meeting;

"NON-RESIDENT" means (i) a Person who is not a resident of Canada for the purposes of the Tax Act; or (ii) a partnership that is not a Canadian partnership for the purposes of the Tax Act;

"NOTICE OF DISSENT" has the meaning ascribed thereto in Section 4.1 hereof;

"OPTION PURCHASE PRICE" means, in respect of an Acetex Option, the greater of
(i) the amount, if any, by which the Share Purchase Price exceeds the exercise price of such Acetex Option and (ii) one cent;

"PARTICIPATING HOLDCO" means a Holdco which together with all (but not less than all) of the Holdco Shareholders of such Holdco has entered into a Holdco Agreement with AcquisitionCo and such Holdco Agreement has been delivered to AcquisitionCo prior to the Holdco Agreement Deadline, together with the certificates representing all of the issued and outstanding Holdco Shares of such Holdco, and such Holdco Agreement has not been terminated prior to the Effective Time and all conditions under such Holdco Agreement have been satisfied or waived as of the Effective Time;

"PARTY" means Acetex or Holdco, as applicable and "PARTIES" means both Acetex and Holdco together;

"PERSON" means an individual, natural person, firm, trust, partnership, association, corporation, joint venture, body corporate, sole proprietorship, entity, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trustee, executor, administrator, legal representative or government (including any Governmental Entity);

"PLAN OF ARRANGEMENT" or "PLAN" means this Plan of Arrangement and any amendment or variation hereto made in accordance with Section 6.1;

"PURCHASER" means AcquisitionCo;

"REGISTRAR" means the Registrar appointed under section 263 of the ABCA;

"RETURNS" means any and all returns, reports, information statements, declarations, elections, notices, filings, forms and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in connection with any Taxes;

"SHARE PURCHASE PRICE" means $9.00 in cash in respect of an Acetex Share;

"SHAREHOLDER SUPPORT AGREEMENTS" means the Shareholder Support Agreement made as of the date hereof between Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. and Brooke N. Wade and the Securityholder Support Agreement made as of the date hereof between Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. and Ken Vidalin;

"SUBJECT SHARES" has the meaning ascribed thereto in Section 1(f) of Exhibit 1 hereto;

"SUBSIDIARY" means, with respect to a specified entity, any entity of which more than 50% of the outstanding shares or equity interests ordinarily entitled to elect a majority of the Board of Directors (or its equivalent) thereof (whether or not shares or equity interests of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified entity and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary; PROVIDED that notwithstanding this definition, Erfei A.I.E. is deemed a Subsidiary of Acetex;

"TAX ACT" means the INCOME TAX ACT (Canada), R.S.C. 1985, c.1 (5th Supp.), as amended;

"TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, assessments, reassessments and other charges of any kind, whether direct or indirect, however denominated, including any and all interest, penalties, fines or other additions that may become payable in respect thereof, imposed by any Governmental Entity; which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and provincial income taxes), gross receipts taxes, capital taxes, withholding taxes, payroll and employee withholding taxes, employer health taxes, employment taxes, employment insurance, health insurance, social insurance taxes (including Canada Pension Plan, Quebec and other government pension plan premiums or contributions), social security taxes, sales and use taxes, goods and services taxes, harmonized sales taxes, value-added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, development taxes, real and personal property taxes, stamp taxes, environmental taxes, land transfer taxes, transfer taxes, workers' compensation, pension assessment and other taxes, governmental charges, surtaxes, custom duties and import and export taxes, countervail and anti-dumping, licence, franchise and registration fees and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect;

"THIRD PARTY" has the meaning ascribed thereto in Section 3(c) of Exhibit 1 hereto;

"THIRD PARTY CLAIM" has the meaning ascribed thereto in Section 3(b) of Exhibit 1 hereto; and

"WARRANT PURCHASE PRICE" means in respect of an Acetex Warrant the amount, if any, by which the Share Purchase Price exceeds the exercise price for each Acetex Share issuable pursuant to such Acetex Warrant.

1.2      INTERPRETATION

                  The division of this Plan into Articles, Sections, Subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan.

1.3      ARTICLE REFERENCES

                  Unless the contrary intention appears, references in this Plan to an Article, Section, Subsection or paragraph by number or letter or both refer to the Article, Section, Subsection or paragraph, respectively, bearing that designation in this Plan.

1.4      DATE OF ANY ACTION

                  If the date on which any action is required to be taken hereunder by any of the Parties is not a day of business in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a day of business in such place.

1.5      NUMBER, GENDER AND PERSONS

                  In this Plan, unless the contrary intention appears, words importing the singular include the plural and vice versa; and words importing gender shall include all genders.

1.6      CURRENCY

                  Unless otherwise stated, all references in this Plan to sums of money are expressed in lawful money of Canada.

1.7      SCHEDULE

                  The following schedule to this Plan of Arrangement is incorporated by reference herein and forms part of this Plan of Arrangement:

                  Exhibit 1    -   Provisions to be included in Holdco Agreement

                                    ARTICLE 2
                              ARRANGEMENT AGREEMENT

2.1 This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2 This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, will become effective on, and be binding on and after, the Effective Time on the holders of Acetex Shares, Acetex Warrants and Acetex Options and on each Participating Holdco, the Holdco Shareholders, Acetex, and AcquisitionCo.

2.3 The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

                                    ARTICLE 3
                                   ARRANGEMENT

3.1 At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a) each issued and outstanding Acetex Share (other than an Acetex Share which is held by a Dissenting Shareholder or Participating Holdco) shall be acquired by AcquisitionCo in consideration of the Share Purchase Price and AcquisitionCo shall own such share with good title free of any adverse claims;

(b) each issued and outstanding Acetex Option (other than an Acetex Option which is held by a Dissenting Optionholder) shall (i) be amended to remove any restrictions on transferability; (ii) vest in its entirety; and (iii) be acquired in consideration of the Option Purchase Price, less any required withholding Taxes, in respect of such option and AcquisitionCo shall own such option with good title free of any adverse claims;

(c) each issued and outstanding Acetex Warrant (other than an Acetex Warrant which is held by a Dissenting Warrantholder) shall be acquired by AcquisitionCo in consideration of the Warrant Purchase Price in respect of such Acetex Warrant and AcquisitionCo shall own such warrant with good title free of any adverse claims;

(d) subject to the terms of the Holdco Agreement, each issued and outstanding Holdco Share shall be acquired by AcquisitionCo in consideration of the Share Purchase Price and AcquisitionCo shall own such share with good title free of any adverse claims;

(e) upon completion of the acquisition referred to in Subsection 3.1(a), each Acetex Shareholder shall cease to be a holder of Acetex Shares and Acetex shall remove, if a registered holder, such holder's name from the register of holders of Acetex Shares and AcquisitionCo shall be the legal and beneficial owner of the Acetex Shares transferred pursuant to Subsection 3.1(a) and AcquisitionCo shall be added to the register of holders of Acetex Shares accordingly;

(f) upon completion of the acquisition referred to in Subsection 3.1(b), each Acetex Optionholder shall cease to be a holder of Acetex Options and AcquisitionCo shall be the legal and beneficial owner of the Acetex Options transferred pursuant to Subsection 3.1(b);

(g) upon completion of the acquisition referred to in Subsection 3.1(c), each Acetex Warrantholder shall cease to be a holder of Acetex Warrants and AcquisitionCo shall be the legal and beneficial owner of the Acetex Warrants transferred pursuant to Subsection 3.1(c); and

(h) upon completion of the acquisition referred to in Subsection 3.1(d), each Holdco Shareholder shall cease to be a holder of such party's Holdco Shares and AcquisitionCo shall be the legal and beneficial owner of such Holdco Shares transferred pursuant to Subsection 3.1(d).

3.2 AcquisitionCo shall be entitled to deduct and withhold from any consideration otherwise payable to any Acetex Securityholders such amounts as AcquisitionCo is required, or permitted, to deduct and withhold with respect to such payment under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares or options in respect of which such deduction and withholding was made, PROVIDED, that such withheld amounts are actually remitted to the appropriate taxing authority.

                                    ARTICLE 4
                                 DISSENT RIGHTS

4.1 Acetex Shareholders, Acetex Optionholders and Acetex Warrantholders may exercise rights of dissent ("Dissent Rights") with respect to such shares, options and warrants, as applicable, pursuant to and in the manner set forth in Section 191 of the ABCA subject to the provisions of the Interim Order and this Plan of Arrangement (the "Dissent Procedures") in connection with the Arrangement; PROVIDED that, notwithstanding the provisions of subsection 191(5) of the ABCA, the written objection to the Acetex Arrangement Resolutions referred to in subsection 191(5) of the ABCA ("Notice of Dissent") must be received by Acetex prior to 5:00 p.m. (Calgary time) on the business day immediately preceding the date of the Acetex Meeting. Acetex Shareholders, Acetex

                  Optionholders and Acetex Warrantholders who seek to exercise such Dissent Rights and who:

(a) are entitled to be paid fair value for their Acetex Shares, Acetex Options and Acetex Warrants, as applicable, shall be deemed to have transferred such Acetex Shares, Acetex Options and Acetex Warrants to Acetex and immediately thereafter such Acetex Shares, Acetex Options and Acetex Warrants shall be deemed to have been cancelled, and cease to be outstanding as of the Effective Time; or

(b) for any reason prior to the Effective Time do not properly fulfil each of the Dissent Procedures required to be completed by a Dissenting Shareholder, Dissenting Optionholder or Dissenting Warrantholder or, subsequent to giving Notice of Dissent and prior to the Effective Time, act inconsistently with such dissent, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Acetex Shares, Acetex Warrants or Acetex Options, as applicable, and to be entitled to the purchase price for each Acetex Share, Acetex Option and Acetex Warrant, as applicable, all in accordance with Section 3.1 of this Plan of Arrangement;

and in no case shall Acetex, AcquisitionCo or any other Person be required to recognize such holders, or any other Person, as Acetex Shareholders, Acetex Optionholders or Acetex Warrantholders as of or after the Effective Time and the names of such Acetex Shareholders, Acetex Optionholders and Acetex Warrantholders shall be deleted from the share register of Acetex in respect of such Acetex Shares, Acetex Options and Acetex Warrants as of the Effective Time. Acetex shall comply with the provisions of Section 191 of the ABCA applicable to it in connection with the exercise of Dissent Rights, subject to the provisions of the Interim Order, the Final Order and the Plan of Arrangement.

The fair value of the Acetex Shares, Acetex Warrants or Acetex Options, as the case may be, shall be determined as of the close of business on the last business day before the day on which the Arrangement is approved by the Acetex Securityholders at the Acetex Meeting. For greater certainty, in addition to any other restrictions in section 191 of the ABCA, any Person who has voted in favour of the Arrangement shall not be entitled to dissent with respect to the Arrangement.

                                    ARTICLE 5
                              SETTLEMENT PROCEDURES

5.1      PURCHASE PRICE

                  At or before the Effective Time, the Purchaser shall deposit with the Depositary, as custodian for the benefit of the Acetex Shareholders, Acetex Warrantholders, Acetex Optionholders and Holdco Shareholders who shall ultimately receive payments for an Acetex Share, Acetex Warrant, Acetex Option or a Holdco Share pursuant to Subsections 3.1(a), 3.1(b), 3.1(c) or 3.1(d) of this Plan of Arrangement, sufficient monies to satisfy the Purchaser's obligations thereunder. Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented one or more Acetex Shares, Acetex Warrants, Acetex Options or Holdco Shares (other than Acetex Securities cancelled pursuant to Subsection 5.3) together with a properly completed and executed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Acetex Securities formerly represented by such certificate under the ABCA and the by-laws of Acetex and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall receive from the Depositary in consideration for each Acetex Share, Acetex Warrant or Acetex Option evidenced thereby a cheque representing the amount, as the case may be, which such holder has the right to receive from the Purchaser pursuant to
Section 3.1 and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Acetex Shares that is not registered in the share register for Acetex Shares, the Share Purchase Price for each such Acetex Share may be paid to the transferee if the certificate representing such Acetex Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer and payment of all transfer Taxes, if any, by the transferee. Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Acetex Shares, Acetex Warrants, Acetex Options or Holdco Shares (other than Acetex Securities cancelled pursuant to Section 5.3) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Share Purchase Price, Warrant Purchase Price or Option Purchase Price, as the case may be, for each such Acetex Security.

5.2      LOST CERTIFICATES

                  If any certificate, which prior to the Effective Time, represented outstanding Acetex Securities which were transferred pursuant to
Section 3.1, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Acetex Securities deliverable in respect thereof as determined in accordance with Section 3.1. When seeking such certificate and payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Acetex Securities are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Acetex and its transfer agent, in such sum as Acetex may direct, or otherwise indemnify Acetex and its transfer agent in a manner satisfactory to Acetex and its transfer agent against any claim that may be made against Acetex or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3      EXTINGUISHMENT OF RIGHTS

                  Any certificate which prior to the Effective Time represented outstanding Acetex Securities which were exchanged pursuant to Section 3.1 and has not been deposited, with all other instruments required by Section 5.1, on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature whatsoever. On such date, the Acetex Securities (and any dividends or distributions with respect thereto to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled) shall be deemed to have been surrendered to Acetex, together with all entitlements to dividends, distributions, cash and interest thereon held for such former holder, for no consideration, and such shares and rights shall thereupon be cancelled and the name of the former registered holder shall be removed from the register of holders of such shares.

                                    ARTICLE 6
                                   AMENDMENTS

6.1      AMENDMENTS
                  Acetex reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time PROVIDED that any such amendment, modification or supplement must be contained in a written document which is (a) agreed to in writing by AcquisitionCo and Acetex pursuant to the Arrangement Agreement; (b) filed with the Court and, if made following the Acetex Meeting, approved by the Court; and (c) communicated to Acetex Shareholders, Acetex Warrantholders, Acetex Optionholders and Holdco Shareholders in the manner required by the Court (if so required).

                  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Acetex at any time prior to or at the Acetex Meeting (PROVIDED that AcquisitionCo shall have consented in writing thereto), with or without any prior notice or communication, and if so proposed and accepted by the Persons voting at the Acetex Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

                  Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Acetex Meeting shall be effective only if it is agreed to by AcquisitionCo and Acetex in writing pursuant to the Arrangement Agreement.

                  Any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by Acetex after the Effective Time without the approval of the Acetex Shareholders, Acetex Warrantholders or Acetex Optionholders, PROVIDED that (a) it is agreed to by AcquisitionCo and Acetex in writing pursuant to the Arrangement Agreement; and (b) it concerns a matter which, in the reasonable opinion of Acetex and AcquisitionCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Acetex Shareholders, the Acetex Optionholders, the Acetex Warrantholders or the Holdco Shareholders.

                        EXHIBIT 1 TO PLAN OF ARRANGEMENT

                  PROVISIONS TO BE INCLUDED IN HOLDCO AGREEMENT

Each Holdco Agreement shall include, in addition to other standard and customary provisions, the following representations and warranties, terms and conditions, and indemnities in favour of Acetex and AcquisitionCo:

1.       REPRESENTATIONS AND WARRANTIES OF THE HOLDCO SHAREHOLDERS

Each of the Holdco Shareholders hereby jointly and severally represents and warrants to Acetex and AcquisitionCo as follows and hereby acknowledges and confirms that Acetex and AcquisitionCo are relying on such representations and warranties in connection with the purchase by AcquisitionCo of the Holdco
Shares:

(a) the execution and delivery of this Holdco Agreement by the Holdco Shareholders and Holdco and the completion by the Holdco Shareholders and Holdco of the transactions contemplated hereby, will not:

         (i) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default, require any consent, waiver, approval or authorization to be obtained under or give rise to any filing or notice requirement, cancellation, acceleration, penalty, right of purchase or sale, fees due thereunder, termination rights, the loss of a material benefit or imposition of a penalty or increased, additional, accelerated or guaranteed rights of entitlements of any Person under any provision of:

                  (A) its certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any Person;

                  (B)      any Law; or

                  (C) any Contract, license, franchise or permit to which the Holdco Shareholders or Holdco is bound or is subject or of which is the beneficiary;

         (ii) give rise to any right of termination, cancellation or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

         (iii) result in the imposition of any Encumbrance upon any of its assets or restrict, hinder, impair or limit the ability of the Holdco Shareholders or Holdco to carry on the business of the Holdco as and where it is now being carried on or as and where it may be carried on in the future; or

         (iv) result in any payment (including retention, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Holdco or increase any benefits otherwise payable under any Holdco benefit plan or result in the acceleration of time of payment or vesting of any such benefits;

                                     A(I)-2

(b) each of the Holdco Shareholders is a resident of Canada for the purposes of the Tax Act or is a partnership formed under the Laws of Canada or a province or territory thereof, all of the members of which are resident in Canada for the purposes of the Tax Act;

(c) Holdco is a resident of Canada and is a taxable Canadian corporation for the purposes of the Tax Act;

(d) the Holdco Shareholders and Holdco have all requisite power and authority to enter into and deliver this Holdco Agreement and to perform their obligations hereunder. The execution and delivery of the Holdco Agreement by the Holdco Shareholders and Holdco and the consummation by the Holdco Shareholders and Holdco of the transactions contemplated by this Holdco Agreement have been duly authorized by all requisite action of Holdco and no other corporate proceedings on the part of the Holdco Shareholders or Holdco is necessary to authorize this Holdco Agreement or the transactions contemplated hereby. This Holdco Agreement has been duly and validly executed and delivered by the Holdco Shareholders and Holdco and constitutes a valid and binding obligation of each of the Holdco Shareholders and Holdco enforceable against each of the Holdco Shareholders and Holdco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable or Laws relating to or affecting creditors' rights generally, to general principles of equity and public policy;

(e) All of the Holdco Shares are registered in the name of, and beneficially owned by, not more than five Holdco Shareholders free and clear of all Encumbrances. Other than the Holdco Shares, Holdco has never issued any securities of any nature except for debt to the Holdco Shareholders which debt has been settled in full and is no longer outstanding;

(f) no Person has any outstanding options, rights, warrants, calls, agreements, entitlements, understandings or commitments (contingent or otherwise) obligating the Holdco Shareholders or Holdco to issue, or sell, or cause to be issued or sold, any securities of Holdco or of any of the [INSERT NUMBER] Acetex Shares held by Holdco (the "Subject Shares");

(g) the Holdco Shares are duly authorized, validly issued, fully paid, not subject to preemptive rights, owned directly by the Holdco Shareholders and non-assessable shares in the capital of Holdco and are the only issued and outstanding shares in the capital of Holdco and, as of the Effective Time, the number of Holdco Shares outstanding is equal to the number of Subject Shares;

(h) there are no voting trusts, proxies or other Contracts or understandings to which Holdco, or any of the Holdco Shareholders is a party or by which Holdco or any of the Holdco Shareholders is bound with respect to the voting of any Holdco Shares or Subject Shares other than the Shareholder Support Agreement;

(i) Holdco is a corporation duly incorporated on or after 1998, is duly organized and in good standing, is validly existing under the Laws of Alberta and has full power and authority to own, lease and operate its properties and conduct its business as presently owned and conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary;

(j) None of Holdco and the Holdco Shareholders is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding;

                                     A(I)-3

(k) Holdco is the beneficial and registered holder of the Subject Shares all of which are held by Holdco free and clear of all Encumbrances;

(l) Holdco does not own or hold any property or assets or any interests therein of any nature or kind whatsoever other than the Subject Shares and cash and Holdco does not carry on, and has never carried on, an active business unrelated to the Subject Shares;

(m) Holdco has no obligations, liabilities (whether actual or contingent) or indebtedness to any Person, including without limitation any liabilities in respect of federal or provincial income, corporate, goods and services, capital, harmonized sales, sales, excise, employer health, surtaxes, education, social services, social security, employment insurance, health insurance, Canada and other governmental pension plan premiums or contributions, land transfer or any other Taxes, duties or imposts of any nature or kind whatsoever, or in respect of any judgments, orders, fines, interest, penalties, awards or decrees of any Governmental Entity;

(n) Holdco has no Subsidiaries and is not bound by any Contract to acquire or lease in any manner any shares or assets of any nature or kind whatsoever;

(o) Holdco does not have, and has never had, any employees and its directors and officers receive no remuneration or compensation from Holdco;

(p) Holdco is not a party to, nor are any of its assets bound by, any Contract of any nature or kind whatsoever except for the Contract with the Holdco Shareholder(s) pursuant to which Holdco acquired the Subject Shares (a true and complete copy of which has been provided to AcquisitionCo);

(q) there are no claims, litigation, arbitration, grievance, dispute, investigations, actions, suits or proceedings outstanding, pending or threatened against or affecting Holdco or the Holdco Shareholders, whether at law or in equity or before or by any Governmental Entity, nor are Holdco or the Holdco Shareholders aware of any basis for any such claim, action, proceeding or investigation;

(r) Holdco has always been and is in full compliance and has never been and is not in violation of any and all applicable Laws and neither the Holdco Shareholders nor Holdco has received any notice from any Governmental Entity asserting any failure to comply with any applicable Law;

(s) the books and records of Holdco fairly and correctly set out and disclose in all respects, in accordance with Canadian GAAP consistently applied, the financial position of Holdco as of the date hereof and all financial transactions of Holdco have been accurately recorded in such books and records and such books and records have been provided to AcquisitionCo;

(t) the corporate records and minute books of Holdco contain complete and accurate minutes of all meetings of the directors and shareholders of Holdco held since its incorporation and all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfers and register of directors and officers of Holdco are complete and accurate and have been provided to AcquisitionCo;

(u) Holdco has no directors, officers or employees except as identified in its register of directors and officers;

(v) the paid-up capital for purposes of the Tax Act in respect of the Holdco Shares is $ o ;

                                     A(I)-4

(w) Holdco has not paid any amounts to any Non-Residents of Canada within the meaning of the Tax Act;

(x) if there is more than one Holdco Shareholder for Holdco, all such Holdco Shareholders are a party to this Holdco Agreement; and

(y)      with respect to Tax matters:

         (i) all Returns required to be filed by or on behalf of Holdco for periods prior to the Effective Date have been duly filed with the appropriate Governmental Entity on a timely basis and such Returns are true, complete and correct in all respects;

         (ii) Holdco has duly and in a timely manner paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it and there are no Taxes that are not yet due and payable and that relate to periods ending on or prior to the Effective Time;

         (iii) the Canadian federal and provincial income and capital tax liabilities of Holdco have been assessed by the relevant taxing authorities and notices of assessment have been issued to Holdco by the relevant Governmental Entity for all taxation years other than the taxation year ending within the six month period prior to the Effective Date or on the Effective Date;

         (iv) there are no actions, suits, proceedings, investigations, audits, assessments or reassessments or claims now pending or (after due inquiry) threatened against Holdco in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

         (v) Holdco has not requested, nor entered into, any agreement or other arrangement or executed any waiver providing for, an extension of time within which: (A) to file any Return covering any Taxes for which Holdco is or may be liable, (B) to file any elections, designations or similar things relating to Taxes for which Holdco is or may be liable, (C) Holdco is required to pay or remit any Taxes or amounts on account of Taxes, or (D) any taxing or other Governmental Entity or agency may assess or collect Taxes for which Holdco is or may be liable;

         (vi) Holdco has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it;

         (vii) Holdco has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it;

         (viii) Holdco is not a non-resident owned investment corporation within the meaning of the Tax Act;

                                     A(I)-5

         (ix) no amount has been deducted under paragraph 53(2)(g.1) of the Tax Act in computing the adjusted cost based to Holdco of the Subject Shares at any time;

         (x) the Subject Shares have an adjusted cost base (as such term is defined in the Tax Act) to Holdco of $o per share; and

         (xi) Holdco has not been a party to any transactions with any Person with whom it did not deal at arm's length within the meaning of the Tax Act which would result in any liability for Taxes under the provisions of section 160 of the Tax Act or an analogous provision of any applicable provincial legislation.

All representations and warranties shall survive closing and continue without limitation.

2.       COVENANTS

(a) HOLDCO DOCUMENTS. The Holdco Shareholders and Holdco shall forthwith make available to AcquisitionCo and its authorized representatives all minute books, share certificate books, share registers, books of account, accounting records, financial statements, Returns, corporate documents and all other books or records, documents, information or data relating to Holdco (collectively the "Holdco Documents"). Prior to the Holdco Agreement Deadline, all of the Holdco Documents shall be delivered to AcquisitionCo by the Holdco Shareholders and Holdco.

(b) NO SHARE ISSUANCES. No Holdco Shareholder that is a corporation shall issue any shares from and after the date hereof to and including the Effective Time in connection with any direct or indirect transfer of common shares, except as consented to by AcquisitionCo.

(c) NO ACTIVITIES. From and after the date hereof to and including the Effective Time, Holdco shall not (a) own or hold any properties or assets or any interests therein of any nature or kind whatsoever other than the Subject Shares and cash, (b) carry on any active business, (c) incur or become subject to any obligations, liabilities (whether actual or contingent) or indebtedness or (d) take any actions, or fail to take such actions, which would result in the representations and warranties contained herein being untrue as of the Effective Date.

(d) EXPENSES. The Holdco Shareholder agrees that all costs and expenses of customary and reasonable searches incurred in connection with AcquisitionCo's diligence regarding the business and affairs of Holdco and any other costs in relation to the election by a Holdco Shareholder to sell its Holdco Shares to AcquisitionCo in connection with the Arrangement, including, without limitation, legal fees, shall be paid by such Holdco Shareholder.

(e) TAX RETURN. Each Holdco Shareholder shall cause all Returns of the Holdco in respect of the taxation year end of the Holdco ending immediately prior to the acquisition of the Holdco Shares by AcquisitionCo to be prepared and filed at the Holdco Shareholder's cost, by an independent and nationally recognized accounting firm acceptable to AcquisitionCo and shall provide a final copy to AcquisitionCo at least 20 days prior to filing of same. AcquisitionCo will have the right, acting reasonably, to approve all such Returns as to form and substance.

(f) TERMINATION. This Holdco Agreement shall terminate upon the earlier of the written agreement of the parties hereto or the termination of the Arrangement Agreement.

                                     A(I)-6

3.       INDEMNIFICATION

(a) OBLIGATIONS TO INDEMNIFY. Each of the Holdco Shareholders (the "Indemnifying Parties") agrees jointly and severally to indemnify, defend and hold harmless Acetex and AcquisitionCo and each of their respective directors, managers, partners, members, shareholders, trustees, officers, agents, representatives, employees, successors and assigns (collectively, "Indemnified Parties" and singularly "Indemnified Party") from all direct or indirect liability, indebtedness, claims of any kind, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (a "Loss" and collectively "Losses") suffered or incurred by an Indemnified Party as a result of or arising directly or indirectly out of or in connection with any breach by any of the Holdco Shareholders or Holdco of any representation, warranty, obligation or covenant of any of the Holdco Shareholders or Holdco contained in this Holdco Agreement.

(b) NOTICE OF CLAIM. In the event that an Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the Indemnifying Parties have agreed to indemnify the Indemnified Party pursuant to this Holdco Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Parties. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. The failure on the part of the Indemnified Party to so promptly notify the Indemnifying Parties shall not relieve the Indemnified Parties of any indemnification obligations hereunder, except to the extent that the Indemnifying Parties are prejudiced thereby.

(c) THIRD PARTY CLAIMS. With respect to any Third Party Claim, the Indemnified Party shall have the exclusive right, at the expense of the Indemnifying Parties, to vigorously and diligently contest, settle or pay the amount claimed and to retain counsel and other experts or advisers selected by the Indemnified Party in its sole discretion in connection therewith; PROVIDED, HOWEVER, that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed). If the Indemnified Party elects to assume such control, the Indemnifying Parties shall have the right, at their sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Parties shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as determined in a final non-appealable order of a court of competent jurisdiction, with such determination being the determination of the amount of any liability, is less than the amount that was paid by the Indemnifying Parties to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Parties.

                 If the Indemnified Party does not elect to assume control of the settlement or defense of a Third Party Claim, the Indemnifying Parties shall assume such control at their own expense, PROVIDED, HOWEVER, that the Indemnified Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim. The Indemnifying Parties will have the right to defend with counsel selected by the Indemnifying

                                     A(I)-7

         Parties who shall be reasonably acceptable to the Indemnified Party, at the sole cost and expense of the Indemnifying Parties, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Parties to a final conclusion; PROVIDED that the Indemnifying Parties shall obtain the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim. If the Indemnifying Parties assume the defense of a Third Party Claim, the Indemnifying Parties will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim it reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Parties; PROVIDED, FURTHER, that the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; and PROVIDED FURTHER, that if requested by the Indemnifying Parties, the Indemnified Party will, at the sole cost and expense of the Indemnifying Parties, cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Parties if (i) so requested by the Indemnifying Parties to participate, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Parties that would make such separate representation advisable or (iii) the Indemnified Party has defenses available to it that are not available to the Indemnifying Parties.

(d) PAYMENT AND COOPERATION. The Indemnifying Parties shall promptly pay to the Indemnified Party all amounts for which the Indemnifying Parties are liable pursuant to this section after the Indemnified Party incurs the Loss in respect of which such liability arises. The Indemnified Party and the Indemnifying Parties shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

                                   SCHEDULE B

                    REPRESENTATIONS AND WARRANTIES OF ACETEX

4.       ORGANIZATION

                  Each of Acetex and its Subsidiaries has been duly incorporated or formed under the Laws of its jurisdiction of incorporation or other organization, is in good standing under the Laws of its jurisdiction of incorporation or other organization, is validly existing, has full corporate or legal power and authority to own, lease and operate its properties and conduct its businesses as presently owned and conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. All of the outstanding shares in the capital of and other ownership interests of its Subsidiaries are validly issued, fully paid, not subject to preemptive rights, owned directly or indirectly by Acetex (except as set forth in the Disclosure Letter) and non-assessable and (except as set forth in the Disclosure Letter): (a) all such shares and other ownership interests are owned directly or indirectly by Acetex free and clear of all Encumbrances and (b) there are no outstanding options, rights, agreements, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its Subsidiaries. True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of Acetex and its Subsidiaries, as in effect as of the date hereof and in effect immediately prior to the Effective Date, have been heretofore made available to AcquisitionCo.

5.       CAPITALIZATION

                  The authorized capital of Acetex consists of an unlimited number of Acetex Shares. All of the Acetex Shares are duly authorized, validly issued, fully paid, not subject to preemptive rights and non-assessable. As of the date hereof there are 33,970,519 Acetex Shares outstanding, 3,678,236 Acetex Shares issuable under the Acetex Option Plan and 848,112 Acetex Shares issuable pursuant to the Acetex Warrants. Except as described in the immediately preceding sentence or set forth in the Disclosure Letter, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Acetex or any Subsidiary to issue or sell, or cause to be issued or sold (other than to a wholly-owned Subsidiary of Acetex or any of its Subsidiaries), any shares of Acetex or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Acetex, any Subsidiary or any other Person, nor (except for rights under the Acetex Option Plan), are there outstanding any stock appreciation rights, phantom equity or similar rights or Contracts based upon the book value, income or any other attribute of Acetex or any Subsidiary. There are no voting trusts, proxies or other Contracts or understandings to which Acetex, its Subsidiaries or any of their respective stockholders or equity owners is a party or by which Acetex, its Subsidiaries or any of their respective stockholders or equity owners is bound with respect to the voting of any shares of capital stock, or any other equity or voting security or interest of Acetex or any of its Subsidiaries. There have been no shares of capital stock, or securities exercisable or exchangeable for or convertible into shares of capital stock, of Acetex or any of its Subsidiaries issued since September 30, 2004, other than pursuant to the exercise of stock option entitlements. Since December 31, 2003, Acetex has granted Acetex Options only in the ordinary course of business as specifically set forth in the Disclosure Letter. Since September 30, 2004 Acetex has not (A) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Acetex or any of its Subsidiaries; or (B) declared, set aside, made or paid to the stockholders of Acetex dividends or other distributions on the outstanding shares of capital stock of Acetex, other than regular quarterly cash dividends on the Acetex Shares at a rate not in excess of the regular quarterly cash dividends most recently declared by Acetex prior to the date of this Agreement. There are no outstanding contractual obligations of Acetex or any of its

Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests of Acetex or any of its Subsidiaries or (B) pursuant to which Acetex or any of its Subsidiaries is or could be required to register shares of Acetex or other securities for public sale in the U.S. or Canada. Except for Acetex's direct and indirect interest in its Subsidiaries, in the Saudi Project and as set forth in the Disclosure Letter, neither Acetex nor any of its Subsidiaries owns directly or indirectly any interest or investment in the form of equity in, and neither Acetex nor any of its Subsidiaries is subject to any obligation or requirement to provide for or to make any investment in, any Person. Neither Acetex nor any of its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

6.       AUTHORITY

                  Acetex has the requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acetex and the consummation by Acetex of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of Acetex and, subject to approval by the Acetex Securityholders and the Court, no other corporate proceedings on the part of Acetex are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acetex and constitutes a valid and binding obligation of Acetex, enforceable against Acetex in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, to general principles of equity and public policy. Except as set forth in the Disclosure Letter and subject to obtaining all consents and approvals contemplated by this Agreement, the execution and delivery by Acetex of this Agreement and performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, will not:

(a) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default, require any consent, waiver, approval or Permit to be obtained under or give rise to any filing or notice requirement, cancellation, termination rights, imposition of a penalty or increased, additional, accelerated or guaranteed rights of entitlements of any Person under any provision of:

         (i) its or any of its Subsidiaries' certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any Person holding an ownership interest in any Subsidiary;

         (ii)     any Law; or

         (iii) any Contract, license, franchise or Permit to which Acetex or any of its Subsidiaries is bound or is subject or of which is the beneficiary;

(b) give rise to any right of termination, cancellation or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(c) result in the imposition of any Encumbrance upon any of the assets of Acetex or the assets of any of its Subsidiaries, or restrict, hinder, impair or limit the ability of Acetex or any of its Subsidiaries to carry on the business of Acetex or any of its Subsidiaries as and where it is now being carried on or as and where it may be carried on in the future;

which, other than in the case of (a)(i), would individually or in the aggregate have a material adverse effect on Acetex or its Subsidiaries or materially impair the ability of Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

7.       ABSENCE OF CHANGES

                  Since September 30, 2004, and except as set forth in the Disclosure Letter: (a) Acetex and each of its Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice; (b) other than in the ordinary and regular course of business consistent with past practice, no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would individually or in the aggregate be material to Acetex or its Subsidiaries or which materially affects the ability of Acetex to consummate the transactions contemplated hereby have been incurred by Acetex and its Subsidiaries; (c) there has not been any material change, as defined under the SECURITIES ACT (Alberta), in the affairs of Acetex and its Subsidiaries or in the financial condition, results of operations or business of Acetex and its Subsidiaries; (d) as of the execution hereof, there are no material change reports filed with the Alberta Securities Commission or any other securities authority or regulator or stock exchange (the "Securities Authorities") which remain confidential; (e) Acetex has not made any distribution or dividend; and (f) neither Acetex nor any of its Subsidiaries has:

         (i) amended or proposed to amend its articles or by-laws (or other comparable governing documents) or those of any of its Subsidiaries;

         (ii) split, consolidated, combined or reclassified any of its outstanding shares;

         (iii) reorganized, amalgamated or merged with any other Person, corporation, partnership or other business organization whatsoever;

         (iv) acquired, agreed to acquire, disposed of or agreed to dispose of any Person or other business organization or division or acquired, agreed to acquire, disposed of or agreed to dispose of any assets of it or any of its Subsidiaries, which, in each case, could be reasonably expected to be individually or in the aggregate material, except for sales of inventory in the usual, ordinary and regular course of business consistent with past practice;

         (v) except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfied or settled any claims or liabilities which are individually or in the aggregate material; or (B) entered into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

         (vi) except in the usual, ordinary and regular course of business and consistent with past practice, and except for the purpose of the renewal of or the replacement of existing credit facilities where such renewal or replacement facilities are for a principal amount approximately the same as or less than the principal amount of the facilities renewed or replaced, incurred or committed to provide guarantees, incurred any indebtedness for borrowed money or issued any amount of debt securities;

         (vii) made any changes to existing accounting practices relating to Acetex or any Subsidiary, except as required by Law or a Governmental Entity or required by applicable generally accepted accounting principles, or made any material Tax election;

         (viii) except for Permitted Saudi Project Expenditures, made any loan, advances or capital contributions to or investments in any other Person, except for those in the usual, ordinary and regular course of business consistent with past practice which are not, individually or in the aggregate material to Acetex on a consolidated basis;

         (ix) commenced, participated or agreed to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding;

         (x) other than in the usual, ordinary and regular course of business and consistent with past practice and required by existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of directors, officers and employees of it or any of its Subsidiaries (A) taken any action with respect to the entering into or modifying of any Acetex Plan, employment, severance, collective bargaining or any other employee benefit plans, agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable, or (B) loaned or advanced any money or other property to any present or former director, officer or employee of Acetex or any of its Subsidiaries;

         (xi) except as set forth in the Disclosure Letter, granted any equity or equity-based awards;

         (xii) except for Permitted Saudi Project Expenditures, and except as set forth in Acetex's or any of its Subsidiaries' previously approved respective capital budgets, incurred or committed to capital expenditures individually or in the aggregate exceeding U.S.$5,000,000;

         (xiii) (A) entered into any new Contract or series of related new Contracts or modified any Contract or series of related Contracts involving amounts in excess of U.S.$5,000,000 or (B) terminated any existing Contract or series of related Contracts involving amounts in excess of U.S.$1,000,000;

         (xiv) amended, varied or modified the Acetex Option Plan or Acetex Options; or

         (xv) authorized, committed or agreed to take any of the foregoing actions.

8.       EMPLOYMENT AGREEMENTS

(a) Except as set forth in the Disclosure Letter, neither Acetex nor any Subsidiary is a party to any written or oral policy, Contract, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any employee, nor will Acetex or any of its Subsidiaries have any liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise as a result of or in connection with the transactions contemplated hereby. The aggregate liability of Acetex and its Subsidiaries for all Contracts and other arrangements set forth in the Disclosure Letter in response to this Section 5(a) does not exceed U.S. $8,800,000 in the aggregate. No Person that is a related party of Acetex is entitled to receive, directly or indirectly, as a consequence of the transactions contemplated hereby, a collateral benefit. For purposes of this Section 5(a), the terms "related party" and "collateral benefit" shall have the meanings given to them in Rule 61-501 of the Ontario Securities Commission.

(b) Except as set forth in the Disclosure Letter, neither Acetex nor any Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes, lockouts or other labour controversy at either Acetex or any Subsidiary that would individually or in the aggregate have a material adverse effect on Acetex or its Subsidiaries.

(c) Except as set forth in the Disclosure Letter, neither Acetex nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other claim, actual or threatened, or any litigation, grievance, arbitration or proceeding, actual or threatened, relating to its employees or independent contractors (including any termination of such Persons) other than those claims or such litigation as would individually or in the aggregate not have a material adverse effect on Acetex or its Subsidiaries.

(d) Except as set forth in the Disclosure Letter or as are not material, Acetex and its Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, the applicable provisions of ERISA and the Code, and there are no current, pending or threatened claims, litigation or proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate or such proceedings which, individually or in the aggregate, would not have a material adverse effect on Acetex or its Subsidiaries. To the knowledge of Acetex or any of its Subsidiaries, nothing has occurred which might lead to a claim, litigation or proceeding under any such Laws. There are no outstanding decisions, orders or settlements or pending settlements which place any obligation upon Acetex or any of its Subsidiaries to do or refrain from doing any act.

(e) Neither Acetex nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(f) All current assessments under applicable workers' compensation legislation in relation to Acetex or any of its Subsidiaries are paid and neither Acetex nor any of its Subsidiaries has been subject to any special or penalty assessment under such legislation which has not been paid.

9.       SAUDI PROJECT

                  Acetex has settled the terms of a joint venture agreement and certain related agreements for the construction and operation of a methanol plant, acetic acid plant and vinyl acetate monomer plant in the Kingdom of Saudi Arabia and is proceeding, in conjunction with its partners, with the front end engineering design for the construction of such plants.

10.      DISCLOSURE

                  Acetex has set forth in the Disclosure Letter any information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acetex or its Subsidiaries or materially affects the ability of Acetex to consummate the transactions contemplated hereby.

11.      FINANCIAL STATEMENTS

                  Except as set forth in the Disclosure Letter, the audited consolidated balance sheets and related consolidated statements of operations and deficit of Acetex (and the notes thereto), for the fiscal years ended December 31, 2003 and 2002 (the "Audited Company Financial Statements") and the unaudited interim consolidated financial statements of Acetex (and the notes thereto) for the period ended September 30, 2004 (the "Interim Company Financial Statements"), were prepared in accordance with Canadian GAAP consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Acetex's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and present fairly the consolidated financial condition of Acetex and its Subsidiaries at the respective dates indicated and the results of operations of Acetex and its Subsidiaries (on a consolidated basis) for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). Such financial statements reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Acetex and its Subsidiaries on a consolidated basis in accordance with Canadian GAAP.

12.      BOOKS AND RECORDS

                  The corporate records and minute books of Acetex and its Subsidiaries have been maintained in accordance with all applicable Laws, are complete and accurate in all material respects and, except as set forth in the Disclosure Letter, have been provided to AcquisitionCo.

13.      LITIGATION, ETC.

                  Except as set forth in the Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of Acetex, threatened against or relating to Acetex or any of its Subsidiaries or affecting any of their properties or assets before any Governmental Entity that individually or in the aggregate, is likely to have a material adverse effect on Acetex or its Subsidiaries or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is Acetex aware of any basis for any such claim, action, proceeding or investigation. Neither Acetex nor any Subsidiary is subject to or in default under any outstanding order, writ, injunction, settlement, stipulation or decree that has had or is reasonably likely to have a material adverse effect on Acetex or any of its Subsidiaries or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither Acetex nor any of its Subsidiaries is subject to any warranty, negligence, performance or other claims or disputes or potential claims or disputes in respect of products or services currently being delivered or previously delivered, and to the knowledge of Acetex there are no events or circumstances which could reasonably be expected to give rise to any such claims or disputes or potential claims or disputes, in each case which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Acetex or its Subsidiaries.

14.      ENVIRONMENTAL

(a) Other than any exceptions to any of the following that could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Acetex or its Subsidiaries and except as set forth in the Disclosure Letter:

         (i) each of Acetex and its Subsidiaries complies with all, and has not violated any, applicable Environmental Laws, and possesses and complies with all, and has not violated any,

                  Environmental Approvals needed to operate as it currently operates and during the past fiscal year has operated;

         (ii) none of Acetex and its Subsidiaries is a party to or subject to or, to the knowledge of Acetex, affected by any proceeding, application, agreement, investigation, inquiry, order or directive which relates to Environmental Law or the presence or release of Hazardous Substances, or other environmental health or safety matters;

         (iii) none of Acetex and its Subsidiaries has received any claim, demand or notice alleging that it has breached any Environmental Laws, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of Hazardous Substances, or that it is liable or obligated to any Person for the presence or release of Hazardous Substances, and there is no basis for any such claim, demand or notice; and

         (iv) neither Acetex nor any of its Subsidiaries, nor any entity formerly owned by any of them, has owned, leased, or operated any real property other than the real properties owned, leased or operated by Acetex or any of its Subsidiaries as of the date hereof.

(b) There are no conditions present at any property currently owned, leased, operated or used by Acetex or any of its Subsidiaries or, to the knowledge of Acetex, at any property formerly owned, leased, operated or used by Acetex or any of its Subsidiaries or any property currently owned, leased, operated or used by any former Subsidiary of any of them, that could reasonably be expected to result in a claim against or obligation of Acetex or any of its Subsidiaries under any applicable Environmental Laws or with respect to any Hazardous Substances.

(c) Acetex has provided to AcquisitionCo a copy of all significant studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Laws affecting Acetex or any of its Subsidiaries that are in the possession or control of Acetex or any of its Subsidiaries.

(d) For the avoidance of doubt and without limiting any of the foregoing representations in this Section 11, Acetex reasonably believes that its facility in Pardies, France can lawfully continue to operate at or above current annual levels of production (i) without material interruption and without incurring material capital costs or material increases in operating costs to eliminate, or lawfully dispose of, its carbon black waste stream, and (ii) without incurring material costs to undertake any investigation or remediation of any area that is or has been used for the storage or disposal of the facility's carbon black waste stream. Acetex has provided to AcquisitionCo a copy of all written studies, audits, assessments or investigations, and any material correspondence, concerning any of the matters in this Subsection (d) that are in the possession or control of Acetex or any of its Subsidiaries.

15.      INSURANCE

                  Acetex has made available to AcquisitionCo a true and complete list of all insurance policies applicable to or for the benefit of Acetex and its Subsidiaries. All such policies of insurance shall remain valid and in force and effect and none of Acetex or its Subsidiaries is in default in any material respect with respect to its obligations under any such insurance policies. All premiums due thereon have been paid and none of Acetex and its Subsidiaries has received any notice of cancellation, denial of coverage, termination or non-renewal of any such policy. Such insurance policies are, in all material respects, customary in scope and amount of coverage for businesses similar to that of Acetex and its

Subsidiaries. No insurance policy shall be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Arrangement other than such cancellations or terminations as could not be reasonably expected to, individually or in the aggregate, have a material adverse effect on Acetex or its Subsidiaries.

16.      TAX MATTERS

(a) All Returns required to be filed by or on behalf of Acetex or any of its Subsidiaries have been duly filed with the appropriate Governmental Entity on a timely basis and such Returns are true, complete and correct in all material respects. Except as set forth in the Disclosure Letter, all Taxes, whether or not shown to be payable on the Returns or on subsequent assessments with respect thereto, have been paid in full on a timely basis, and no other material amount of Taxes is payable by Acetex or any of its Subsidiaries with respect to items or periods covered or required to be covered by such Returns. Each of Acetex and its Subsidiaries has duly and timely paid all instalments on account of Taxes for the current year that are due and payable by it.

(b) Acetex and each of its Subsidiaries have paid, or Acetex has provided accruals in its consolidated financial statements for, amounts at least equal to Taxes assessed or Taxes owing by Acetex or one of its Subsidiaries but that are not yet due and payable and that relate to periods ending on or prior to the date hereof, and will have paid or provided such accruals for such Taxes as of the Effective Time, in each case including income taxes and related deferred taxes, in conformity with Canadian GAAP.

(c) Except as set forth in the Disclosure Letter, no deficiencies exist or have been asserted with respect to Taxes of Acetex or any of its Subsidiaries, neither Acetex nor any of its Subsidiaries has agreed to an extension of the statue of limitations with respect to any of its Tax years, and neither Acetex nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Acetex or any Subsidiary or any of their respective assets, except where such deficiencies, actions or proceedings are not material to Acetex or the transactions contemplated hereby.

(d) Except as set forth in the Disclosure Letter, each of Acetex and its Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(e) Except as set forth in the Disclosure Letter, neither Acetex nor any of its Subsidiaries is or has ever been a member of an affiliated group (other than a group the common parent of which is Acetex) filing a consolidated Return.

(f) There are no Tax liens upon any of the assets or properties of Acetex or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(g) Neither Acetex nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract.

(h) All Taxes required to be withheld, collected or deposited by or with respect to Acetex and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

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                                      B-9

(i) The statements made by Mr. Siegfried Hodapp and Vincent Papa with respect to Acetex L.L.C. in the certificate provided to AcquisitionCo on the date hereof are true and correct.

17.      PENSION AND EMPLOYEE BENEFITS

(a) The Disclosure Letter contains a true and complete list of each employee benefit plan or arrangement and all pension, supplemental pension, retirement savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, Contracts, programs, policies, or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director, or consultant of Acetex or any of its Subsidiaries has any present or future rights to benefits and which are contributed to, sponsored by or maintained by Acetex or any of its Subsidiaries, or (ii) Acetex or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Acetex Plans."

(b) Acetex has provided or made available to AcquisitionCo a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Acetex Plan and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable;
         (iii) any summary plan description and other written communications (or a description of any oral communication) by Acetex or any of its Subsidiaries to any employee concerning the extent of the benefits provided under an Acetex Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Acetex Plans at any time within the twelve months immediately following the date hereof; and (v) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(c) Except as set forth in the Disclosure Letter, Acetex and its Subsidiaries have complied, in all material respects, with all the terms of and all applicable Laws in respect of each Acetex Plan and all Acetex Plans are fully funded on an ongoing and solvency basis and in good standing with such regulatory authorities as may be applicable.

(d) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Acetex Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Acetex Plans or their assets which individually or in the aggregate would have a material adverse effect on Acetex or its Subsidiaries and no facts exist which could give rise to any action, suit, claims, trials, demands, investigations, arbitrations or other proceedings in respect of the Acetex Plans.

(e) Except as set forth in the Disclosure Letter, no event has occurred or condition exists with respect to any of the Acetex Plans or relating to any employee of Acetex or a Subsidiary which, individually or in the aggregate, is reasonably likely to result in a material liability to Acetex or any of its Subsidiaries.

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                                      B-10


(f) No Acetex Plan is subject to Title IV of ERISA and neither Acetex nor any of its Subsidiaries has at any time sponsored or contributed to, or has had any liability or obligation in respect of any such plan.

(g) Except as set forth in the Disclosure Letter, neither Acetex nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Acetex or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(h) Except as set forth in the Disclosure Letter, no Acetex Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) will entitle any current, former or retired employees, officers or directors of Acetex or any of its Subsidiaries to (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Acetex Plans, (iii) limit or restrict the right of Acetex to merge, amend or terminate any of the Acetex Plans, or (iv) result in any payments under any of the Acetex Plans which would not be deductible under Section 280G of the Code.

(i) Any payments, distributions or withdrawals from or transfers of assets to or from any Acetex Plan have been made in accordance with the valid terms of such Acetex Plan, applicable collective agreements and all Laws and occurred with the consent of any applicable Governmental Entity (where required).

18.      PROPERTY

                  Set forth in the Disclosure Letter is a list which identifies the owner of all real property and real property interests owned by Acetex or any of its Subsidiaries and lists all agreements other than easements or rights of way pursuant to which Acetex or any of its Subsidiaries leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property or interest in real property and identifies the parties thereto. Acetex and its Subsidiaries have good and sufficient title to the real property and real property interests listed in the Disclosure Letter, including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, Permits or licences from landowners or authorities permitting the use of land by Acetex and its Subsidiaries except as set forth in the Disclosure Letter and except for such failures of title that would, individually or in the aggregate, not have a material adverse effect on Acetex or its Subsidiaries.

19.      INTELLECTUAL PROPERTY

                  Except as set forth in the Disclosure Letter, (i) Acetex and its Subsidiaries own or have the right to use all Intellectual Property that is material to the businesses of Acetex or any of its Subsidiaries as currently conducted or proposed to be conducted ("Business Intellectual Property"), free of all Encumbrances; (ii) all of the Business Intellectual Property is valid and enforceable, has not expired or been abandoned and, to the knowledge of Acetex, none of the Business Intellectual Property is being infringed or violated by others; (iii) to the knowledge of Acetex, the businesses of Acetex and each of its Subsidiaries as currently conducted or proposed to be conducted do not infringe or violate the rights of others; (iv) Acetex and its Subsidiaries take all reasonable actions (including obtaining non-disclosure agreements, invention assignments and waivers of moral rights from applicable employees and others) to protect and maintain the Business Intellectual Property and none of the employees, officers or consultants of either Acetex or any of its Subsidiaries have any rights in any of the Business Intellectual Property.

20.      COMPLIANCE WITH LAWS

                  Since September 30, 2004, and except as set forth in the Disclosure Letter, Acetex and its Subsidiaries have complied with and have not been in violation, and are now in compliance with and are not in violation, of any and all applicable Laws, and to the knowledge of Acetex, neither it nor any of its Subsidiaries has received any notice from any Governmental Entity asserting any failure to comply with any applicable Law that has not been fully addressed and resolved, other than non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect on Acetex or its Subsidiaries and which would not materially impair the ability of Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

21.      LICENSES, ETC.

                  Except as set forth in the Disclosure Letter, Acetex and each of its Subsidiaries owns, possesses, or has obtained and is in compliance with, all licenses, permits (including permits required under Environmental Laws), certificates, orders, grants and other authorizations of or from any Governmental Entity ("Permits") necessary to conduct its businesses as now conducted or as proposed to be conducted, other than those Permits the failure to own, possess, obtain or be in compliance with which would not, individually or in the aggregate, have a material adverse effect on Acetex or its Subsidiaries and would not materially impair the ability of Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby. All such Permits are in full force and effect in all material respects and no material violations are pending and, to the knowledge of Acetex, there are no claimed material violations pending before any Governmental Entity with respect to such Permits.

22.      CUSTOMERS AND SUPPLIERS

                  Set forth in the Disclosure Letter is a schedule of the top ten customers of and top ten suppliers to Acetex and its Subsidiaries. Since September 30, 2004 there has been no termination or cancellation of, and no material adverse modification or change in, the business relationship with any customer or group of customers (other than a loss of customers which results from the announcement of this Agreement) which individually or in the aggregate provided more than 10% of the consolidated gross revenues of Acetex and its Subsidiaries for the fiscal year ended on December 31, 2003.

23.      REPORTS

         Except as described in the Disclosure Letter, Acetex has filed with (i) the ASC, by posting upon the SEDAR system, true and complete copies of all forms, reports, schedules, statements and other documents, and (ii) the U.S. Securities and Exchange Commission, true and complete copies of all forms, reports, schedules, statements and other documents, required in accordance with applicable Laws to be filed by it in the last three years. (Such forms, reports, schedules, statements and other documents, including any schedules included therein, are referred to as the "Acetex Documents".) The Acetex Documents at the time filed (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws. Acetex is a "foreign private issuer" for the purposes of U.S. securities Laws.

24.      MATERIAL CONTRACTS

                  Except as set forth in the Disclosure Letter, there is no Contract to which Acetex or any of its Subsidiaries is a party or by which they or any of its or their respective properties or assets are bound, that (i) is material to the businesses, properties, assets, condition (financial or otherwise) or operations of Acetex and its Subsidiaries, taken as a whole, (ii) is a Contract or group of related Contracts which involves payments to or by Acetex or any of its Subsidiaries of more than U.S.$1,000,000 per annum; (iii) is an employment Contract that has an aggregate future liability in excess of U.S.$300,000 and is not terminable by Acetex or any of its Subsidiaries by notice of less than 60 days, (iv) is a Contract that contains any noncompetition obligation or otherwise restricts in any material way the business of Acetex or any of its Subsidiaries, (v) is a Contract under which Acetex or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person in excess of U.S.$1,000,000, (vi) is a Contract under which (A) any Person (including Acetex or any of its Subsidiaries) has directly or indirectly guaranteed indebtedness, liabilities or obligations of Acetex or any of its Subsidiaries or (B) Acetex or any of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person in an amount in excess of U.S.$1,000,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business), (vii) could give rise to any claim for an advisory fee, success fee, brokerage commission, finder's fee or other like payment against Acetex or any of its Subsidiaries in connection with the Arrangement other than as stated in this Agreement, (viii) is a written partnership or joint venture agreement in which Acetex or any of its Subsidiaries participates as a general partner or joint venturer, or (ix) is a Contract pursuant to which Acetex or any of its Subsidiaries provides an indemnification to any other Person, other than Contracts with suppliers, distributors, sales representatives and customers entered into in the ordinary course of business and in an amount not in excess of U.S.$1,000,000 (the Contracts described in clauses (i)-(ix), collectively, the "Material Contracts").

                  Except as set forth in the Disclosure Letter, to the knowledge of Acetex, all Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Acetex and its Subsidiaries in accordance with their respective terms, Acetex and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and are not, and are not alleged to be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. True and correct copies of the Material Contracts (or in the case of oral Material Contracts, accurate summaries of the material terms of such Material Contracts) have been made available to AcquisitionCo. Set forth in the Disclosure Letter is a true and complete list of all Contracts

Acetex contemplates it or any of its Subsidiaries will enter into in connection with the Saudi Project. True, correct and current copies of the drafts of such Contracts have been provided to AcquisitionCo. All of the Contracts listed in the Disclosure Letter were entered into in the ordinary course of business and all reflect commercial terms that are generally accepted in the industry in all material respects.

25.      ASSETS OTHER THAN REAL PROPERTIES

                  Except as set forth in the Disclosure Letter, Acetex and its Subsidiaries have good and legal title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Encumbrances, all of the material personal property and assets currently used in the businesses of Acetex and its Subsidiaries. All of the material tangible personal property used in the businesses of Acetex and its Subsidiaries is currently in good and usable condition and adequate and suitable for the purposes for which it is presently being used, subject to normal wear and tear and normal industry practice with respect to maintenance.

26.      CONDITION AND SUFFICIENCY OF ASSETS

                  As of the Effective Date, all assets required or necessary to conduct or operate the businesses of Acetex and its Subsidiaries as reflected on the Audited Company Financial Statements and the Interim Company Financial Statements will be owned and held by Acetex and its Subsidiaries.

27.      TRANSACTIONS WITH AFFILIATES

                  Except as set forth in the Disclosure Letter, there are no material transactions, agreements, arrangements or understandings between Acetex and its Subsidiaries, on the one hand, and the directors, officers and shareholders of Acetex or any Affiliate of such Person, on the other hand.

28.      NO DEFAULTS

                  Neither Acetex nor any of its Subsidiaries is in default under, and there exist no events, conditions or occurrences which, after notice or lapse of time or both, would constitute a default under any Contract, except for such defaults as would not, individually or in the aggregate, have a material adverse effect on Acetex or its Subsidiaries or materially impair the ability of Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

                                   SCHEDULE C

                 REPRESENTATIONS AND WARRANTIES OF ACQUISITIONCO

1.       ORGANIZATION

                  AcquisitionCo has been duly incorporated or formed under the Laws of its jurisdiction of incorporation or other organization, is in good standing under the Laws of its jurisdiction of incorporation or other organization, is validly existing, has full corporate or legal power and authority to own, lease and operate its properties and conduct its businesses as presently owned and conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of AcquisitionCo, as in effect as of the date hereof and in effect immediately prior to the Effective Date, have been heretofore made available to Acetex.

2.       AVAILABLE FUNDS

                  AcquisitionCo will at least 48 hours before the Effective Time have sufficient and immediately available funds to allow it to complete the Arrangement and the transactions contemplated thereby.

3.       AUTHORITY

                  AcquisitionCo has the requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by AcquisitionCo and the consummation by AcquisitionCo of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of AcquisitionCo and no other corporate proceedings on the part of AcquisitionCo are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AcquisitionCo and constitutes a valid and binding obligation of AcquisitionCo, enforceable against AcquisitionCo in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, to general principles of equity and public policy. Subject to obtaining all consents and approvals contemplated by this Agreement, the execution and delivery by AcquisitionCo of this Agreement and performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

(a) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default, require any consent, waiver, approval or Permit to be obtained under or give rise to any filing or notice requirement, cancellation, termination rights, imposition of a penalty or increased, additional, accelerated or guaranteed rights of entitlements of any Person under any provision of:

         (i) its certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any Person;

         (ii)     any Law; or

         (iii) any Contract, franchise or Permit to which AcquisitionCo is bound or is subject or of which is the beneficiary;

(b) give rise to any right of termination, cancellation or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(c) result in the imposition of any Encumbrance upon any of its assets or restrict, hinder, impair or limit the ability of AcquisitionCo to carry on the business of AcquisitionCo as and where it is now being carried on or as and where it may be carried on in the future;

which, other than in the case of (a)(i), would individually or in the aggregate have a material adverse effect on AcquisitionCo or materially impair the ability of AcquisitionCo to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.